Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

Exhibit 10.1

Collaboration and License Agreement

By and Between

Rani Therapeutics, LLC

and

Chugai Pharmaceutical Co., Ltd.

Dated

OCTOBER 14, 2025

Clause Page

1. Definitions 1

2. Collaboration Scope and Governance 16

2.1 Scope of Collaboration 16

2.2 Governance 16

2.3 Decisions of the Committees 17

2.4 Disbandment of the JSC 19

3. Automation of Device Manufacturing 19

3.1 Manufacturing Automation Plan 19

3.2 [*] 20

3.3 Manufacturing Process Diligence 20

3.4 Progress Reports 20

4. Development 20

4.1 Development 20

4.2 Development Plan 20

4.3 Development Costs 21

4.4 Development Diligence 21

4.5 Records and Progress Updates 21

4.6 Provision of Know-How 22

4.7 Cooperation Generally 22

5. Regulatory 22

5.1 Regulatory Responsibilities 22

5.2 Core Dossier 23

5.3 Regulatory Communications and Filings 23

5.4 Regulatory Meetings 23

5.5 Platform Messaging 23

5.6 Inspections 23

5.7 Reimbursement 24

5.8 Safety Reporting 24

5.9 Remedial Actions 25

6. Commercialization 25

6.1 Commercialization 25

6.2 Commercial Activities 25

Page i

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

7. Manufacture and Supply 25

7.1 Manufacturing Responsibilities 25

7.2 Supply and Quality Agreements 25

7.3 Reimbursement 26

7.4 Manufacturing Technology Transfer 26

7.5 Ownership of Device Manufacturing Data 26

7.6 Rani Information Transfer 27

7.7 Update of Information Transfer 28

7.8 Commercial Supply 28

7.9 Manufacturing Audits 28

8. Payment 28

8.1 Upfront Payment 28

8.2 Milestone Payments 28

8.3 Royalty Payments 30

8.4 Royalty Reduction 31

8.5 Peer Product Adjustment 31

8.6 Limits 31

8.7 Reports 31

8.8 Appropriate Measure of Value 31

8.9 Sublicense Payments 32

8.10 Development and Other Costs 32

8.11 Payment Method 32

8.12 Audits 32

8.13 Currency Conversion 32

8.14 Taxes 33

8.15 Late Payment 34

8.16 Expiry of Royalty Term 34

9. Grant of License 34

9.1 License to Chugai 34

9.2 License to Rani 34

9.3 Drug Licensee Restrictions 34

9.4 Sublicensing 34

9.5 Subcontracting 34

9.6 Trademarks 35

9.7 Retained Rights 36

9.8 Confirmatory Patent License 36

9.9 Exclusivity 36

9.10 Acquiror IP 36

10. Intellectual Property 36

Page ii

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

10.1 Background IP 36

10.2 Program Inventions 36

10.3 Data 37

10.4 Prosecution and Maintenance 37

10.5 Enforcement 38

10.6 Defense 40

10.7 Third Party IP 41

10.8 Allocation of Recoveries 41

10.9 Employee Agreements 41

10.10 Patent Challenge 41

11. Compound Replacement Option 42

11.1 Replacement Option Grant 42

11.2 Replacement Option Period 42

11.3 Replacement Option Exercise Notice 42

11.4 Scope and Limitation 43

11.5 Effect of Replacement 43

11.6 Ownership and Use of Data and IP Related to Original Compound 43

11.7 Limitation 44

12. First Refusal Rights with Respect to Additional Targets 44

12.1 First Refusal Right 44

12.2 Negotiation of License to ROFR Product 44

12.3 Reinstatement of First Refusal Right 45

13. Option Rights With Respect To Additional Targets 45

13.1 Option Right 45

13.2 Grant of License to Option Product 46

13.3 Termination of Option Right 46

14. Confidentiality and Publications 46

14.1 Confidentiality; Exceptions 46

14.2 Authorized Disclosure 47

14.3 Notification 48

14.4 Publications and Presentations 48

14.5 Terms and Conditions Confidential; Use of Name 49

14.6 Prior Agreement 49

14.7 Attorney-Client Privilege 49

14.8 Survival 50

15. Representations, Warranties and Covenants 50

Page iii

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

15.1 Mutual Representations and Warranties 50

15.2 Rani Representations and Warranties 50

15.3 Chugai Representations and Warranties 53

15.4 Disclaimer of Warranties 54

15.5 Covenants 54

16. Limitations of Liability; Insurance 55

16.1 Limitations of Liability 56

16.2 Insurance 56

17. Indemnification 56

17.1 Indemnity 56

17.2 Claim for Indemnification 57

18. [*] 58

19. Term and Termination 58

19.1 Term 58

19.2 Termination 58

19.3 Effect of Termination 58

19.4 Survival of License to Joint IP 59

19.5 Survival of Sublicenses 59

19.6 Rights to Intellectual Property 60

19.7 Insolvency 61

19.8 Additional Surviving Provisions 61

19.9 Additional Rights and Remedies 62

20. Miscellaneous 62

20.1 Affiliates 62

20.2 Assignment 62

20.3 Change of Control 62

20.4 Governing Law; Jurisdiction 63

20.5 Construction 64

20.6 Counterparts 64

20.7 Entire Agreement 64

20.8 Force Majeure 64

20.9 Equitable Relief 65

20.10 Further Assurances 65

20.11 No Set-Off 65

20.12 Notices 65

Page iv

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

20.13 Relationship of the Parties 66

20.14 Severability 66

20.15 Third Party Beneficiaries 66

20.16 Waivers and Modifications 66

Page v

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

Exhibits

Exhibit 1.6 – [*]

Exhibit 3.2 – [*]

Exhibit 15.2(a) – [*]

Page vi

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

Collaboration and License Agreement

Preamble

This Collaboration and License Agreement (this “Agreement”), effective as of October 14, 2025 (the “Effective Date”) is made by and between Rani Therapeutics, LLC, a California limited liability company having an address at 2051 Ringwood Ave, San Jose, CA 95131, USA (“Rani”), and Chugai Pharmaceutical Co., Ltd., a Japanese corporation having an address at 1-1 Nihonbashi-Muromachi 2-chome, Chuo-ku, Tokyo 103-8324 (“Chugai”). Rani and Chugai are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Rani has developed an oral delivery device, known as the RaniPill® HC, to enable oral administration of biologics and drugs;

WHEREAS, Chugai has developed a [*] antibody [*], which is in development for hemophilia [*];

WHEREAS, the Parties desire to collaborate to develop, manufacture and commercialize an orally administered therapeutic Product (as defined herein) consisting of Rani’s Device (as defined herein) containing Chugai’s Compound (as defined herein) in the Field (as defined herein) in the Territory (as defined herein) in accordance with the terms and conditions hereof;

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

1.
Definitions
1.1
“Accounting Standards” means U.S. Generally Accepted Accounting Principles (GAAP) or International Financial Reporting Standards (IFRS), as applicable.
1.2
“Action” has the meaning set forth in Section 10.5(b) (Chugai Licensed IP) of this Agreement.
1.3
“Additional Products” has the meaning set forth in Section 8.2(c) (Milestone Payments) of this Agreement.

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

1.4
“Additional Rights Period” has the meaning set forth in Section 12.1 (First Refusal Right) of this Agreement.
1.5
“Additional Target Fee” has the meaning set forth in Section 12.2 (Negotiation of License to ROFR Product) of this Agreement.
1.6
[*].
1.7
“Affiliate” means, with respect to a Person, any Person which controls, is controlled by or is under common control with such first Person. For purposes of this definition only, “control” means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of more than fifty percent (50%) (or if 50% or less, the maximum ownership interest permitted by Applicable Law) of the securities entitled to be voted generally or in the election of directors of such Person, or by contract or otherwise. Notwithstanding the foregoing, (i) with respect to Rani, only Rani Therapeutics Holdings, Inc. and any Person controlled by Rani Therapeutics Holdings, Inc. shall be deemed to be Affiliates of Rani, and (ii) with respect to Chugai [*].
1.8
“Agreement” has the meaning set forth in the preamble of this Agreement.
1.9
“Alliance Manager” has the meaning set forth in Section 2.2(d) (Alliance Managers) of this Agreement.
1.10
“Applicable Law” means, individually and collectively, any and all applicable laws, ordinances, rules, directives, administrative circulars and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction.
1.11
“Background IP” means any intellectual property rights that a Party has (i) owned or been licensed to use by such Party prior to the Effective Date of this Agreement, or (ii) acquired by such Party independently of the Collaboration and of the performance of the research, Development, Manufacture or Regulatory Activities under this Agreement, even if such intellectual property is used in or for the Collaboration or the research, Development, Manufacture or, Regulatory Activities of the Product under this Agreement.
1.12
“Bankruptcy Code” means U.S. Bankruptcy Code (Title 11, U.S. Code Sections 101 et seq.).
1.13
“BLA” means a Biologics License Application as defined in the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

Governmental Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.
1.14
“Board Materials” has the meaning set forth in Section 18.5 (Borad Materials Delivery) of this Agreement.
1.15
“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions either in Tokyo, Japan or San Jose, California, are authorized by Applicable Law to remain closed.
1.16
“Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31.
1.17
“Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31.
1.18
“Change of Control” means, (i) the acquisition, directly or indirectly, by any person, entity or “group” (within meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) by means of a transaction or series of related transactions, of (a) beneficial ownership of fifty percent (50%) or more of the outstanding Voting Securities of a Party (or the surviving entity, as applicable, whether by merger, consolidation, reorganization, tender offer or other similar means), or (b) all, or substantially all, of the assets of a Party and its Affiliates; or (ii) any consolidation or merger of a Party with or into any Third Party, or any other corporate reorganization involving a Third Party, in which those persons or entities that are stockholders of the Party immediately prior to such consolidation, merger or reorganization (or prior to any series of related transactions leading up to such event) own fifty percent (50%) or less of the surviving entity’s voting power immediately after such consolidation, merger or reorganization. Notwithstanding the foregoing, any transaction or series of transactions effected for the purpose of a bona fide financing of the operations of the applicable Party or one or more of its applicable Affiliates (such as an initial public offering or other offering of equity securities to investors) shall not be deemed a “Change of Control” for purposes of this Agreement.
1.19
“Chugai Device Manufacturing Data” has the meaning set forth in Section 7.5 (Ownership of Device Manufacturing Data) of this Agreement.
1.20
“Chugai Indemnitees” has the meaning set forth in Section 17.1(b) (Indemnification by Rani) of this Agreement.
1.21
“Chugai Licensed IP” means the Licensed Chugai Patents and the Licensed Chugai Know-How.
1.22
“Chugai Program Inventions” has the meaning set forth in Section 10.2(a) (Chugai Program Inventions) of this Agreement.

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

1.23
“Claims” has the meaning set forth in Section 17.1(a) (Indemnification by Chugai) of this Agreement.
1.24
“CMC” means chemistry, manufacturing and controls information that is needed for INDs or other regulatory filings with FDA or other Governmental Authorities.
1.25
“CMO” means a Third Party contract development and/or manufacturing organization.
1.26
“Collaboration” has the meaning set forth in Section 2.1 (Scope of Collaboration) of this Agreement.
1.27
“Commercially Reasonable Efforts” [*].
1.28
“Committee” means the JSC and each subcommittee thereof, including the JDC.
1.29
“Compassionate Use” means the provision of Product prior to its Regulatory Approval, to patients with a serious or life-threatening disease or condition who have no comparable or satisfactory alternative treatment options, pursuant to a regulatory mechanism or program authorized by a Governmental Authority (including the U.S. Food and Drug Administration’s Expanded Access program), where such use is outside the scope of a clinical trial and is intended to provide treatment on a case-by-case or group basis. For clarity, Compassionate Use may include individual patient access, intermediate-size patient populations, or treatment protocols, to the extent permitted by Applicable Law.
1.30
“Completion of Manufacturing Technology Transfer” [*].
1.31
“Compound” means Chugai’s [*] antibody [*] in development for hemophilia [*].
1.32
“Compound Claim” has the meaning set forth in Section 10.6(b) (Compound Claims) of this Agreement.
1.33
“Compound Manufacturing Data” [*].
1.34
“Compound-Related Product Manufacturing Data” [*].
1.35
“Compound-Specific Data” [*].
1.36
“Confidential Information” means any Information provided orally, visually, in writing, or other form that is disclosed or otherwise provided by or on behalf of Disclosing Party to the Receiving Party in connection with this Agreement or the Prior Agreement, whether prior to, on or after the Effective Date, including the terms of

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

this Agreement, Information relating to the Compound, Device or Product (including Regulatory Filings), any exploitation of any Compound or Product, any Information with respect thereto developed by or on behalf of the Disclosing Party or its Affiliates or its or their respective (sub)licensees and the scientific, regulatory, or business affairs or other activities of either Party.
1.37
“Contract Interest Rate” means [*] plus the U.S. prime rate effective for the date that payment was due, as published by The Wall Street Journal, Eastern U.S. Edition, on the date such payment was due (or, if unavailable on such date, the first date thereafter on which such rate is available), or, if lower, the maximum rate permitted by Applicable Law.
1.38
“Control” means, with respect to any Information or intellectual property, that the applicable Party or any of its Affiliates owns or has a license to such Information or intellectual property and has the ability to grant to the other Party access to and a license or sublicense (as applicable) to such Information or intellectual property as set forth herein without (i) violating the terms of any agreement with any Third Party as of the time such Party would first be required hereunder to grant such access and license or sublicense, or, for intellectual property acquired after the Effective Date, or (ii) requiring any payment (whether or not then due and payable) unless the other Party agrees in writing to be responsible for such payment.
1.39
“Core Dossier” has the meaning set forth in Section 5.2 (Core Dossier) of this Agreement.
1.40
“Cover”, “Covered” or “Covering” means, with respect to a Product and a Licensed Rani Patent in a given country, that, in the absence of a (sub)license under or ownership of such Licensed Rani Patent, the using, offering to sell, selling or importing of such Product would infringe a Valid Claim of such Licensed Rani Patent in such country.
1.41
“Debar”, “Debarred” or “Debarment” means (i) being debarred, or being subject to a pending debarment, pursuant to section 306 of the FDCA, 21 U.S.C. § 335a, (ii) being listed by any federal and/or state agencies, excluded, debarred, suspended or otherwise made ineligible to participate in federal or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or being subject to any pending process by which any such listing, exclusion, debarment, suspension or other ineligibility could occur, (iii) being disqualified by any government or regulatory agency from performing specific services, or being subject to a pending disqualification proceeding, (iv) being convicted of a criminal offense related to the provision of healthcare items or services or being subject to any pending criminal action related to the provision of healthcare items or services, (v) being subject to US Department of the Treasury’s Office of Foreign Asset Control (“OFAC”) sanctions or on the OFAC list of specially designated nationals or foreign sanctions evaders, (vi) being subject to the US Department of Commerce’s Bureau of

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

Industry and Security’s Entity List or Unverified List, or (vii) the subject of any similar proceedings or sanction of any Governmental Authority in any jurisdiction.
1.42
“Develop” or “Development” means to develop (including preclinical, clinical, and CMC development), analyze, test and conduct preclinical and clinical studies for a product, including all post-approval clinical trials, as well as all related regulatory activities and any and all activities pertaining to new Indications, pharmacokinetic studies and all related activities including CMC activities. “Developing” and “Development” shall have correlative meanings.
1.43
“Development Costs” means Rani’s (and its Affiliates’) External Costs attributable to Development of the Product in the Field in accordance with the Development Plan.
1.44
“Development Milestone” has the meaning set forth in Section 8.2 (Milestone Payments) of this Agreement.
1.45
“Development Plan” has the meaning set forth in Section 4.2 (Development Plan) of this Agreement.
1.46
“Device” means the RaniPill® HC (high capacity) oral delivery device [*].
1.47
“Device Manufacturing Data” [*].
1.48
“Device-Related Product Manufacturing Data” [*].
1.49
“Disclosing Party” has the meaning set forth in Section 14.1 (Confidentiality; Exceptions) of this Agreement.
1.50
“Dollars” or “$” means U.S. Dollars.
1.51
“Drug Licensee” has the meaning set forth in Section 9.3 (Drug Licensee Restrictions) of this Agreement.
1.52
“Effective Date” has the meaning set forth in the preamble to this Agreement.
1.53
“EMA” means the European Medicines Agency, and any successor agency thereto.
1.54
“European Union” or “EU” means those countries that are member states of the European Union, as such may change from time to time.
1.55
“Executive Officer” has the meaning set forth in Section 2.3(b) (Escalation to Executives) of this Agreement.

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

1.56
“Exercise Notice” has the meaning set forth in Section 12.1 (First Refusal Right) of this Agreement.
1.57
“Exercise Period” has the meaning set forth in Section 12.1 (First Refusal Right) of this Agreement.
1.58
“External Costs” [*].
1.59
“FDA” means the U.S. Food and Drug Administration, and any successor agency thereto.
1.60
“Field” means any and all uses of the Compound in humans.
1.61
“Financing” [*].
1.62
“Financing Date” [*].
1.63
“First Commercial Sale” means the first commercial sale of Product in the applicable country or territory by or under the authority of Chugai or its Affiliate or Sublicensee to a Third Party for consumption by an end user after receipt of all applicable Regulatory Approvals. [*].
1.64
“Force Majeure” has the meaning set forth in Section 20.8 (Force Majeure) of this Agreement.
1.65
“GLP” means the current good laboratory practices applicable from time to time to Development activities with respect to a Product or any intermediate thereof pursuant to Applicable Law.
1.66
“GMP” means the current good manufacturing practices applicable from time to time to Development activities with respect to a Product or any intermediate thereof pursuant to Applicable Law.
1.67
“Governmental Authority” means any government administrative agency, commission or other governmental authority, body or instrumentality, or any multinational, federal, state, local, domestic or foreign governmental regulatory body.
1.68
“ICC” has the meaning set forth in Section 20.4 (Governing Law; Jurisdiction) of this Agreement.
1.69
“IND” means, with respect to the United States, an Investigational New Drug Application as defined in applicable regulations promulgated by the FDA and filed with the FDA for human clinical testing of a drug or, with respect to any jurisdiction other than the United States, an equivalent filing.
1.70
“Indemnified Party” has the meaning set forth in Section 17.2 (Claim for Indemnification) of this Agreement.

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

1.71
“Indemnifying Party” has the meaning set forth in Section 17.2 (Claim for Indemnification) of this Agreement.
1.72
“Indication” means, with respect to a Product, a use to which such Product is intended to be put for the treatment, prevention, or cure of a distinct recognized disease or condition, which, (a) for a clinical trial for such Product, would be the use of such Product for which such clinical trial is intended to determine safety or effectiveness and (b) if such Product obtains Regulatory Approval in the U.S., would be reflected in the “Indications and Usage” section of labeling pursuant to 21 C.F.R. §201.57(c)(2) or, to the extent applicable, any comparable labeling section outside the U.S., in each case ((a) and (b)), subject to the following: (i) variants, subtypes, subdivisions, or subclassifications of the same disease or condition are not additional Indications for such Product, (ii) different stages of the same disease or condition are not additional Indications for such Product, (iii) uses of such Product for the same disease or condition for different populations or population sub-types are not additional Indications for such Product, (iv) the approved use of such Product for such disease or condition in different combinations or co-administration of treatments are not additional Indications for such Product (e.g., monotherapy vs. add-on or combination therapy with another agent in the same disease), (v) the approved use of such Product for such disease or condition in a different line of treatment or a different temporal position in a treatment algorithm for the same disease or condition (e.g., first line vs. second line therapy in the same disease or condition) are not additional Indications for such Product, and (vi) different biomarker statuses with respect to the same disease or condition are not additional Indications for such Product.
1.73
“Indirect Taxes” has the meaning set forth in Section 8.14(b) (Taxes) of this Agreement.
1.74
“Information” means all techniques, information, technology, practices, trade secrets, inventions (whether patentable or not), methods, processes, knowledge, know-how, conclusions, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, drawings, designs, software and algorithms. “Information” excludes tangible materials, including biological compounds, chemical compounds and reagents, Devices and components thereof.
1.75
“Initiation” of a clinical trial or to “Initiate” a clinical trial means the first dosing of a human subject with the Product in such trial.
1.76
“Insolvency Event” means, with respect to any Party, the occurrence of any of the following: (i) such Party shall commence a voluntary case concerning itself under any bankruptcy, liquidation or insolvency code; (ii) an involuntary case is commenced against such Party and the petition is not dismissed within [*] after commencement of the case; (iii) a court-supervised custodian is appointed for, or takes charge of, all or substantially all of the property of such Party or such Party commences

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Party or there is commenced against such Party any such proceeding which remains undismissed for a period of [*]; (iv) any order of relief or other order approving any such case or proceeding is entered; (v) such Party is adjudicated insolvent or bankrupt; (vi) such Party suffers any appointment of any court-appointed custodian, receiver or the like for it or all or substantially all of its property to continue undischarged or unstayed for a period of [*]; (vii) such Party makes a general assignment for the benefit of creditors; or (viii) such Party shall call a meeting of its creditors generally with a view to arranging a compromise or adjustment of its debts; or (x) any corporate, limited liability company, partnership or individual action, as applicable, is taken by such Party for the specific purpose of effecting any of the foregoing.
1.77
“JDC” has the meaning set forth in Section 2.2(c) (Joint Development Committee) of this Agreement.
1.78
“Joint Patent Rights” means the Patent Rights jointly owned by the Parties with respect to Joint Program Inventions.
1.79
“Joint Program Inventions” has the meaning set forth in Section 10.2(c) (Joint Program Inventions) of this Agreement.
1.80
“Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.2(a) (Joint Steering Committee) of this Agreement.
1.81
“Licensed Chugai Know-How” means Information Controlled by Chugai or its Affiliates on or after the Effective Date (including Program Inventions) that are [*] for Rani to perform its obligations under this Agreement.
1.82
“Licensed Chugai Patents” means all Patent Rights Controlled by Chugai or its Affiliates on or after the Effective Date, in each case, that are [*] for Rani to perform its obligations under this Agreement.
1.83
“Licensed Rani Know-How” means Information Controlled by Rani or its Affiliates on or after the Effective Date [*] that are [*] for the Development, Manufacture or commercialization of the Device and Product in the Field in the Territory.
1.84
“Licensed Rani Patents” means any Patent Right Controlled by Rani or its Affiliates on or after the Effective Date, in each case that (i) would (absent the licenses granted herein) be infringed by the Development, Manufacture or commercialization of Product in the Field in the Territory or (ii) are [*] for the Development, Manufacture or commercialization of the Device and Product in the Field in the Territory. For purposes of determining whether a patent application falls within clause (i) of this definition, a patent application shall be considered “infringed” if its pending claims would be

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

infringed if issued as then currently set forth in the patent application. The Licensed Rani Patents in existence as of the Effective Date are listed on Exhibit 15.2(a).
1.85
“Licensed Rani Trademark” has the meaning set forth in Section 9.6(b) (Licensed Rani Trademark) of this Agreement.
1.86
“Losses” has the meaning set forth in Section 17.1(a) (Indemnification by Chugai) of this Agreement.
1.87
“Manufacture” or “Manufacturing” means performing all steps of the manufacturing of a Compound, Device or Product, as applicable, including: [*].
1.88
“Manufacturing Automation Plan” has the meaning set forth in Section 3.1 (Manufacturing Automation Plan) of this Agreement.
1.89
“Manufacturing Costs” means, with respect to the Device or Product (a) all costs actually incurred by Rani in support of or in connection with the Manufacture (other than secondary packaging) or supply of such Device or Product as determined under full absorption costing methodology as per the Accounting Standards and the methodology employed by Rani for other devices or products [*].
1.90
“Manufacturing Technology Transfer” has the meaning set forth in Section 7.4 (Manufacturing Technology Transfer) of this Agreement.
1.91
“Manufacturing Technology Transfer Plan” has the meaning set forth in Section 7.4 (Manufacturing Technology Transfer) of this Agreement.
1.92
“Milestone Event” has the meaning set forth in Section 8.2 (Milestone Payments) of this Agreement.
1.93
“Milestone Payment” has the meaning set forth in Section 8.2 (Milestone Payments) of this Agreement.
1.94
“Named Patient Program” means a regulatory pathway that permits the supply of Product, prior to its Regulatory Approval, in response to unsolicited requests from a qualified healthcare professional for the treatment of an individual patient in accordance with Applicable Law of the relevant jurisdiction.
1.95
“Negotiation Period” has the meaning set forth in Section12.2 (Negotiation of License to ROFR Product) of this Agreement.
1.96
“Net Sales” [*].
1.97
“OFAC” has the meaning set forth in Section 1.41 (Debar) of this Agreement.

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

1.98
“Offer Notice” has the meaning set forth in Section 12.1 (First Refusal Right) of this Agreement.
1.99
“Oral Delivery Data” [*].
1.100
“Oral Delivery Technology” means the RaniPill® technology for the oral delivery of biologics and drugs for therapeutic purposes Controlled by Rani on or after the Effective Date [*].
1.101
“Original Compound” has the meaning set forth in Section 11.1 (Replacement Option Grant) of this Agreement.
1.102
“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.
1.103
“Party Vote” has the meaning set forth in Section 2.3(a) (Voting; Consensus) of this Agreement.
1.104
“Patent Challenge” has the meaning set forth in Section 10.10 (Patent Challenge) of this Agreement.
1.105
“Patent Rights” means any of the following, whether existing now or in the future, anywhere in the world: (i) any patents and patent applications (including provisional applications); (ii) any patent applications filed either from such patents or patent applications (including provisional applications) or from an application claiming priority from either of these, including continuations, continuations-in-part, divisionals, converted provisionals, continued prosecution applications, and substitute applications; (iii) any patents issued based on or claiming priority to any such patent applications in (i) and (ii); (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, renewals, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (i), (ii) and (iii); and (v) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to any of such foregoing patents or patent applications.
1.106
“Peer Product” [*].
1.107
“Person” means an individual, corporation, partnership, limited liability company, limited partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, “group” as defined in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

1.108
“Phase 1 Clinical Trial” means, with respect to the United States, any human clinical trial, the principal purpose of which is preliminary determination of safety in healthy individuals or patients as required under 21 C.F.R. §312.21(a), or, with respect to a jurisdiction other than the United States, an equivalent clinical study.
1.109
“Platform Messaging” has the meaning set forth in Section 5.5 (Platform Messaging).
1.110
“Pre-Transaction Entities” means, with respect to a Change of Control of a Party, (a) the Third Party with which such Party or its Affiliate merges or consolidates with, or is acquired by, (b) any Affiliate of the Third Party that was an Affiliate of the Third Party prior to such Change of Control and (c) any successor entity to the Third Party or any Affiliate thereof after consummation of such Change of Control.
1.111
“Prior Agreement” has the meaning set forth in Section 14.6 (Prior Agreement) of this Agreement.
1.112
“Product” means the combination product comprising the Compound incorporated into the Device for oral administration, and excluding any active ingredients other than the Compound.
1.113
“Product Infringement Claim” has the meaning set forth in Section 10.6(a) (Notice) of this Agreement.
1.114
“Product Manufacturing Data” [*].
1.115
“Program Data” means data generated in the performance of the Development or Manufacture of the Product or other Collaboration activities [*].
1.116
“Program Invention” means an invention conceived or reduced to practice during the Term in the performance of the Development or Manufacture of the Product.
1.117
“Rani” has the meaning set forth in the preamble to this Agreement.
1.118
“Rani Device Manufacturing Data” has the meaning set forth in Section 7.5 (Ownership of Device Manufacturing Data) of this Agreement.
1.119
“Rani Indemnitees” has the meaning set forth in Section 17.1(a) (Indemnification by Chugai) of this Agreement.
1.120
“Rani Licensed IP” means the Licensed Rani Patents and Licensed Rani Know-How, including Rani’s interest in the Joint Patent Rights and Rani’s interest in the Joint Program Inventions.
1.121
“Rani Program Inventions” has the meaning set forth in Section 10.2(b) (Rani Program Inventions) of this Agreement.

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

1.122
“Receiving Party” has the meaning set forth in Section 14.1 (Confidentiality; Exceptions) of this Agreement.
1.123
“Recoveries” means all cash amounts received by a Party from a Third Party in connection with the final judgment, award or settlement of any enforcement with respect to any Patent Rights or other intellectual property rights.
1.124
“Regulatory Activities” has the meaning set forth in Section 5.1 (Regulatory Responsibilities) of this Agreement.
1.125
“Regulatory Approval” means, with respect to the Product, the product-specific approvals, licenses, permits, certifications, registrations or authorizations from Governmental Authorities necessary under Applicable Law for the commercial distribution, manufacture, marketing and sale of the Product in a country or some or all of an extra-national territory, including, where applicable, (i) [*] pricing or reimbursement approval in such country or other jurisdiction, (ii) pre-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (iii) approval of Product labeling.
1.126
“Regulatory Filing” means, with respect to the Product, any filing with any Governmental Authority with respect to the Development, Manufacture, marketing, commercialization or reimbursement of such Product, including master file for devices, investigational device exemption, premarket approval, IND, new drug application, BLA, any components or portions of the foregoing, and the equivalents of the foregoing in any jurisdiction.
1.127
“Remedial Action” means a recall, market suspension or market withdrawal of the Product or any lots thereof.
1.128
“Replacement Compound” has the meaning set forth in Section 11.1 (Replacement Option Grant) of this Agreement.
1.129
“Replacement Effective Date” has the meaning set forth in Section 11.3 (Exercise Notice) of this Agreement.
1.130
“Replacement Option” has the meaning set forth in Section 11.1 (Replacement Option Grant) of this Agreement.
1.131
“Replacement Option Exercise Notice” has the meaning set forth in Section 11.3 (Replacement Option Exercise Notice) of this Agreement.
1.132
“Replacement Option Period” has the meaning set forth in Section 11.2 (Replacement Option Period) of this Agreement.
1.133
“Representatives” has the meaning set forth in Section 14.2 (Authorized Disclosure) of this Agreement.

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

1.134
[*].
1.135
[*].
1.136
“ROFR Product” has the meaning set forth in Section 12.1 (First Refusal Right) of this Agreement.
1.137
“Royalty Payments” has the meaning set forth in Section 8.3 (Royalty Payments) of this Agreement.
1.138
“Royalty Term” has the meaning set forth in Section 8.3 (Royalty Payments) of this Agreement.
1.139
“Sales Milestone” has the meaning set forth in Section 8.2 (Milestone Payments) of this Agreement.
1.140
“Segregate” means, with respect to a Party undergoing a Change of Control, establishing and enforcing internal processes, policies, procedures, and systems to segregate the Development, Manufacture or commercialization of Products under this Agreement from all the development, manufacturing and commercialization activities of the Pre-Transaction Entities, including ensuring that (i) Pre-Transaction Entities do not obtain any access to any Confidential Information related to the Products and Compound, (ii) Pre-Transaction Entities do not incorporate, reference or practice (other than indirectly through the acquired Party and its Affiliates existing prior to the Change of Control), any Patent Rights, Information, or Confidential Information of the Party not undergoing a Change of Control or its pre-existing Affiliates in connection with the development, manufacture or commercialization activities of the Pre-Transaction Entities [*].
1.141
“Seller” has the meaning set forth in Section 1.96 (Net Sales) of this Agreement.
1.142
[*].
1.143
[*].
1.144
[*].
1.145
“Subcontractor” means a Third Party contractor (including contract research organizations, CMOs, or Third Party distributors) engaged by a Party or its Affiliates or Sublicensees on a fee-for-service basis to perform certain services or activities on behalf of and for the benefit of such Party or its Affiliates or Sublicensees or exercise certain rights on behalf of such Party or its Affiliates or Sublicensees, in each case, under this Agreement.

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

1.146
“Sublicensee” means a Third Party to which Chugai or its Affiliate has granted or grants rights under the rights granted to Chugai pursuant to Section 9.1 (License to Chugai) of this Agreement, or any further sublicensee of such rights (regardless of the number of tiers, layers or levels of sublicenses of such rights), other than any Subcontractor (even if granted such sublicense or other rights).
1.147
“Taxes” means any income, license, excise, stamp, premium, environmental, duty, franchise, profits, withholding, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.
1.148
“Technology Transfer Milestone” has the meaning set forth in Section 8.2 (Milestone Payments) of this Agreement.
1.149
“Term” has the meaning set forth in Section 19.1 (Term) of this Agreement.
1.150
“Territory” means the entire world.
1.151
“Third Party” means any Person other than a Party or an Affiliate of a Party.
1.152
“Third Party License Fees” has the meaning set forth in Section 8.9 (Sublicense Payments) of this Agreement.
1.153
“Transenteric” [*].
1.154
“United States” or “US” means the United States of America, including its territories and possessions (including the District of Columbia and Puerto Rico).
1.155
“Upfront Payment” has the meaning set forth in Section 8.1 (Upfront Payment) of this Agreement.
1.156
“Valid Claim” means a claim of an issued, unexpired and in-force patent, which claim has not been revoked or held invalid or unenforceable by a court or other government agency of competent jurisdiction or has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, reissue, opposition procedure, nullity suit or otherwise.
1.157
“Voting Securities” means securities entitled to be voted generally or in the election of directors of an entity.

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

2.
Collaboration Scope and Governance
2.1
Scope of Collaboration. The Parties shall collaborate with respect to the Development and Manufacture and supply of the Device and Product in the Field in the Territory in accordance with the terms and conditions of this Agreement (the “Collaboration”).
2.2
Governance.
(a)
Joint Steering Committee. Promptly following the Effective Date, the Parties shall establish a Joint Steering Committee (the “Joint Steering Committee” or “JSC”) to (i) facilitate information-sharing and coordination with respect to the status and progress of the Development and Manufacture and supply of the Device and Product in the Field in the Territory, (ii) provide a forum for discussing and resolving issues with respect to the conduct of the Collaboration, and (iii) establish and delegate specifically-defined duties to the JDC on an “as-needed” basis to review, discuss, and, as applicable, oversee particular projects or activities, and receive and discuss reports from the JDC and provide guidance regarding the same. The JSC shall be comprised of an equal number of members from each Party, each of whom shall have the appropriate experience, expertise, and decision-making authority to perform his or her responsibilities on the JSC. Either Party may replace its respective JSC members at any time upon prior written notice to the other Party. Other employees of the Parties may attend JSC meetings, but a Party shall not bring a Third Party to a JSC meeting without the other Party’s prior consent. Such non-JSC member participants will have no voting authority at the JSC. Each Party shall ensure that all of its JSC members, and all of its non-member employees and all non-employee Third Parties attending any JSC meeting, are bound by obligations of non-use and confidentiality that are at least as protective of the other Party’s Confidential Information as are those set forth in Article 14 (Confidentiality and Publications ). The JSC shall have no authority to amend, modify or waive compliance with this Agreement, to make decisions that conflict with the terms and conditions of this Agreement, or to create new obligations for a Party not specified in this Agreement.
(b)
JSC Meetings. The JSC shall meet [*] every Calendar Year thereafter, or such other frequency as mutually agreed by the Parties. JSC meetings may be conducted by telephone, videoconference or in person as determined by the Parties. Either Party may request a meeting of the JSC (in person, by videoconference or teleconference) with reasonable prior written notice (it being agreed that at least [*] shall constitute reasonable notice, unless a matter is exigent) and the Parties shall reasonably cooperate to meet promptly. Each Party shall appoint [*] its JSC representatives to act as a co-chairperson of the JSC. [*]. The JSC co-chairpersons (or, at the election of the JSC co-chairpersons, the Alliance Managers) shall jointly prepare and circulate agendas

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

to JSC representatives at least [*] before each JSC meeting (other than a special meeting as described above) and shall direct the preparation of meeting minutes after each JSC meeting, which shall be approved by the JSC co-chairpersons and circulated to other JSC representatives within [*] after such meeting. Except as expressly set forth in this Section 2.2(b) (JSC Meetings), no JSC co-chairperson shall have any rights or powers greater than those of any other JSC member.
(c)
Joint Development Committee. Promptly following the establishment of the JSC, the JSC shall establish a joint development committee (“JDC”), which will be a subcommittee of the JSC. Each Party shall report to the JDC on all material issues relating to the Development of the Product at the next JDC meeting after such issues arise. Each Party will bear the expense of its respective JDC members’ participation in JDC meetings. The JDC shall meet [*], or such other frequency as mutually agreed by the Parties. The JDC will dissolve upon completion of all Development activities in the Development Plan. The JDC will have the following responsibilities:
(i)
facilitate the exchange of information between the Parties under the Development Plan;
(ii)
oversee, coordinate and ensure successful completion of the Manufacturing Automation Plan;
(iii)
oversee, coordinate and ensure successful completion of the Manufacturing Technology Transfer Plan; and
(iv)
perform such other non-decision making functions as appropriate to further the purposes of this Agreement, as directed by the JSC, or as specified in this Agreement.
(d)
Alliance Managers. Promptly following the Effective Date, each of Rani and Chugai shall appoint a person within their organization to act as its respective alliance manager to coordinate between the Parties with respect to the Collaboration (each, an “Alliance Manager”). Each Party may replace its respective Alliance Manager at any time upon written notice to the other in accordance with this Agreement. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager.
2.3
Decisions of the Committees.
(a)
Voting; Consensus. Each Party’s representatives on the JSC and each subcommittee will, collectively, have one vote (the “Party Vote”) on all matters within the authority of and brought before such Committee for a decision. The JSC and each subcommittee shall make decisions as to matters within its jurisdiction by unanimous Party Vote, which may be reflected in the

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

minutes of the Committee meeting or by an action by written consent signed by a member appointed by each Party or his or her designee identified in writing.
(b)
Escalation to JSC. Any disagreement between the representatives of Rani and Chugai with respect to matters within the scope of authority of the Alliance Managers or the JDC that cannot be resolved after good faith efforts within [*] after such disagreement is first raised in writing, either via email or Committee meetings, by a Party representative shall, at the election of either Party, be submitted to the JSC for resolution. If the JSC is unable to resolve any such disagreement referred to it by the Alliance Managers or the JDC, or any disagreement with respect to the matters within the scope of the JSC’s authority or any other dispute between the Parties that may be referred to the JSC, in each case, using good faith efforts within a period of [*] from such referral or the start of such disagreement, as applicable, then either Party may immediately refer such matter for resolution to the [*] or their respective designees from senior management with decision-making authority over such matter (such executives or such designees, each, an “Executive Officer”).
(c)
Escalation to Executives. In the event that the Executive Officers are unable to resolve any dispute referred to them pursuant to Section 2.3(b) (Escalation to JSC) within [*] after such dispute was referred to the Executive Officers, then the provisions of Section 2.3(d) (Final Decision-Making Authority) will apply.
(d)
Final Decision-Making Authority. If the Executive Officers are unable to reach agreement on any disputed matter so referred to them within [*] after such matter was referred to them (or such longer period as the Executive Officers may agree upon), then the Party specified below shall, subject to Section 2.3(e) (Limitations on Decision Making Authority) and except to the extent otherwise specified in this Agreement, have final decision-making authority with respect to the matters specified below, but any such decision must be (to the extent applicable) consistent with such Party’s obligations under this Agreement [*].
(e)
Limitations on Decision Making Authority. Notwithstanding the foregoing provisions of this Section 2.3 (Decisions of the Committee), neither Party may exercise its right to finally resolve a dispute:
(i)
in a manner that excuses such Party from any of its obligations specifically enumerated under this Agreement;
(ii)
in a manner that conflicts with the any of the express terms or conditions of this Agreement (including any obligation to comply with Applicable Law);

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

(iii)
in a manner that negates any consent rights or other rights specifically allocated to the other Party under this Agreement;
(iv)
if the provisions of this Agreement specify that mutual agreement of the Parties is required for such matter;
(v)
if the provisions of this Agreement specify that a specific Party has a consent right or final decision making authority for such matter;
(vi)
involving the breach or alleged breach of this Agreement;
(vii)
in a manner that would require the other Party to perform any act that would breach any obligation to any Third Party or is inconsistent with any Applicable Law;
(viii)
to determine whether or not a Milestone Event has been achieved; or
(ix)
to otherwise expand a Party’s rights or reduce a Party’s obligations under this Agreement.
2.4
Disbandment of the JSC. In the event of the insolvency or bankruptcy of Rani or a Change of Control of Rani, Chugai shall have the right, effective upon written notice to Rani, to either terminate its disclosure obligations to the JSC or dissolve the JSC (and any subcommittees).
3.
Automation of Device Manufacturing
3.1
Manufacturing Automation Plan. Within a reasonable time after the Effective Date, the Parties shall negotiate in good faith and agree upon a manufacturing process development plan to establish a Manufacturing process capable of commercial production of Device and Product [*] (the “Manufacturing Automation Plan”). In the event the Parties are unable to reach agreement on the Manufacturing Automation Plan within a reasonable time after the Effective Date, the issues of disagreement shall be referred to the Executive Officers for resolution. If the Executive Officers are unable to reach an agreement on the issues of disagreement within [*] after such matter was referred to them (or such longer period as the Executive Officers may agree upon), Rani will have the final decision making authority on the issues of disagreement. Development and establishment of the Manufacturing process capable of commercial production of Device and Product shall be conducted in accordance with the Manufacturing Automation Plan. The Parties shall review and update the Manufacturing Automation Plan at least [*]. Any change or update to the Manufacturing Automation Plan shall require the JSC’s approval. The Party proposing a change will provide the proposed change to the other Party, and such other Party shall be given at least [*] to review the change in advance of a meeting to discuss such change. The JSC shall then

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

discuss in good faith the proposed change at the next JSC meeting. If the terms of the Manufacturing Automation Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern unless agreed otherwise by the Parties.
3.2
[*].
3.3
Manufacturing Process Diligence. From and after the Effective Date, Rani shall [*] establish a Manufacturing process capable of commercial production of Device and Product according to the Manufacturing Automation Plan.
3.4
Progress Reports. [*] Rani shall report to Chugai through the JSC on the progress of its Manufacturing Development and related activities.
4.
Development
4.1
Development. The Parties shall collaborate in the Development of the Product in the Field in the Territory. Each Party shall perform the activities assigned to it in the Development Plan.
4.2
Development Plan. Within a reasonable time after the Effective Date, the Parties shall negotiate in good faith and agree upon a multi-year development plan for the Product in the Field in the Territory (the “Development Plan”). In the event the Parties are unable to reach agreement on the Development Plan within a reasonable time after the Effective Date, the issues of disagreement shall be referred to the Executive Officers for resolution. If the Executive Officers are unable to reach an agreement on the issues of disagreement within [*] after such matter was referred to them (or such longer period as the Executive Officers may agree upon), Chugai will have the final decision making authority on the issues of disagreement. Development of the Product in the Field in the Territory shall be conducted in accordance with the Development Plan. The Parties shall review and update the Development Plan at least annually. Any change or update to the Development Plan shall require the JSC’s approval The Party proposing a change will provide the proposed change to the other Party, and such other Party shall be given at least [*] to review the change in advance of meeting to discuss. The JSC shall then discuss in good faith the proposed change at the next JSC meeting. If the terms of the Development Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern unless agreed otherwise by the Parties.
(a)
Preclinical Development. The Development Plan will include an allocation of preclinical activities with respect to Device and Product in accordance with this Section 4.2(a) (Preclinical Development). Chugai shall be responsible for preclinical development of the Compound. Rani shall provide Chugai with relevant preclinical study results of the Device that are [*] for the Development, Manufacture and commercialization of the Device whether or not related specifically to the Product, and to the extent conducted by Rani,

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

preclinical study results of the Product[*] for the Development, Manufacture and commercialization of the Product [*].
(b)
Clinical Development. Chugai shall be solely responsible for creating, deciding and conducting the clinical Development activities in the Development Plan and shall be the sole sponsor of the clinical trials of the Product; [*]. Rani shall, upon Chugai’s reasonable request, provide Chugai with (i) information which is [*] for conducting any clinical trials [*] of the Product and (ii) any other reasonable assistance requested by Chugai concerning the foregoing.
(c)
CMC Development. The Development Plan shall include an allocation of CMC Development activities with respect to Device and Product in accordance with this Section 4.2(c) (CMC Development). Chugai shall be responsible for (i) CMC Development with respect to Compound before the Completion of Manufacturing Technology Transfer, and (ii) CMC Development with respect to Compound and Product after the Completion of Manufacturing Technology Transfer. Rani shall be responsible for (x) CMC Development with respect to Device and the Product before the Completion of Manufacturing Technology Transfer, and (y) CMC Development with respect to Device after the Completion of Manufacturing Technology Transfer. Notwithstanding the foregoing, the Parties acknowledge that the responsibilities set forth above represent the general allocation of CMC Development activities. The Parties may discuss and modify such allocation of responsibilities as such modification becomes [*] for the Development Plan; provided however, that Rani shall be responsible for establishing a Manufacturing process capable of commercial production of Device and Product. [*].
4.3
Development Costs. Chugai shall be responsible for all costs of Chugai’s activities under the Development Plan. [*]. The Parties intend that Chugai will reimburse Rani for requested support that is additional to the foregoing or resource intensive; except that Chugai shall not reimburse any costs incurred by Rani for activities performed without the express request of Chugai or approval in writing by Chugai.
4.4
Development Diligence. From and after the Effective Date, Chugai shall [*] Develop the Product in the Field in the Territory, consistent with the Development Plan and the terms of this Agreement. [*] Chugai shall report to Rani through the JSC on the progress of its Development, including Regulatory Activities, of the Product.
4.5
Records and Progress Updates. The Parties shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved by or on behalf of each Party in the performance of Development and Manufacturing activities pursuant to this Agreement. Each Party shall keep the JSC regularly informed

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

of the status of all material Development and Manufacturing activities, including Regulatory Activities, conducted with respect to Product in the Field in the Territory pursuant to this Agreement, in such reasonable detail and frequency as the JSC shall determine. In addition, Rani shall keep the JSC regularly informed of data and progress of the Device relevant to the Product, including safety data and adverse event data relevant to the Product.
4.6
Provision of Know-How. Following the Effective Date, the Parties shall cooperate in the sharing of Information relating to the Device and Product to the extent reasonably required to support their respective responsibilities under this Agreement, including the Development, Manufacture and commercialization of Device and Product; provided that a Party shall not be obligated to disclose any Information that is not [*] for the other Party to perform its responsibilities or exercise its rights hereunder.
4.7
Cooperation Generally. From and after the Effective Date, the Parties shall provide each other with any cooperation reasonably requested by the other to carry out the purpose and intent of this Agreement. Unless otherwise agreed by the Parties, Information shared under this Agreement shall be disclosed in the English language; provided that neither Party will be obligated to provide translations of any Information or documents written in a language other than English to the extent such Information or documents are written in a language other than English due to Applicable Law or instruction or requirement of any Governmental Authority.
5.
Regulatory
5.1
Regulatory Responsibilities. The Parties shall collaborate in the conduct of Regulatory Activities in support of the Development and Manufacture and supply of the Device and Product in the Field in the Territory. Chugai shall lead and have sole responsibility for regulatory strategy, including deciding marketing application(s) strategy, and activities related to Product, including preparing, submitting, and maintaining all Regulatory Filings for Product and interacting with Governmental Authorities with respect to Product, and Rani will have responsibility for preparing, submitting, and maintaining all Regulatory Filings for the Device and interacting with Governmental Authorities with respect to the Device (“Regulatory Activities”). Chugai shall keep Rani reasonably informed with respect to the regulatory strategy and activities for the Product as related to the Device and the Product generally, and Rani shall keep Chugai reasonably informed with respect to the regulatory strategy and activities for the Device as related to the Product and the Device generally, and shall consider in good faith any comments from Chugai regarding the foregoing. Upon reasonable request of Chugai, Rani shall provide to Chugai support of the Regulatory Activities and any Information and assistance reasonably requested by Chugai in preparing and filing required regulatory submission(s) of the Product [*]. In providing support for the Regulatory Activities, Rani may redact information to which Rani owes an obligation of confidentiality to a Third Party.

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

5.2
Core Dossier. Chugai shall develop the requisite core dossier for the Product, including Manufacturing (CMC) module(s) (the “Core Dossier”) [*]. The messaging in the Core Dossier shall be reasonably consistent with the Platform Messaging. Chugai shall prepare the draft of the Core Dossier and provide such draft to Rani for review and comment. Chugai shall reasonably consider Rani’s comments in good faith. Rani shall support Chugai’s preparation of the Core Dossier by providing information [*] therefor with respect to activities performed by Rani. [*].
5.3
Regulatory Communications and Filings. Chugai shall keep Rani reasonably informed of the status of (i) the preparation of Regulatory Filings that Chugai submits, (ii) Governmental Authority review of and correspondence regarding any such Regulatory Filings, and (iii) Regulatory Approvals that Chugai obtains with respect to the Product [*]. Chugai shall prepare all Regulatory Filings reasonably consistent with the Platform Messaging. Upon request, subject to Section 4.6 (Provision of Know-How), Chugai shall provide promptly to Rani copies of the Regulatory Filings it submits with respect to Product and/or regulatory correspondence received from Governmental Authorities with respect to Product in the Field in the Territory; [*].
5.4
Regulatory Meetings. Chugai (i) shall keep Rani reasonably apprised of scheduled meetings and interactions with Governmental Authorities, including feedback from Governmental Authorities regarding Product, (ii) shall consult with Rani reasonably in advance of any such regulatory meetings or interactions where the Oral Delivery Technology or Manufacturing of the Device is an agenda item or anticipated to be discussed, and (iii) shall consider any timely recommendations made by Rani in preparation for such meetings or interactions; [*]. Upon the request of Chugai for Rani to attend and participate in a regulatory meeting with a Governmental Authority with respect to Product in the Field in the Territory, the Parties shall cooperate and [*] facilitate such attendance and participation.
5.5
Platform Messaging. The Parties shall discuss in good faith and agree upon messaging to be used by Chugai, its Affiliates and Sublicensees with respect to describing the Oral Delivery Technology in Regulatory Filings, meetings and correspondence with Governmental Authorities with respect to Product in the Field in the Territory (the “Platform Messaging”). In no event shall Platform Messaging include any messaging with respect to the Compound. Upon request of either Party, the Parties shall consider in good faith any changes or additions to the Platform Messaging. The Parties agree that the Platform Messaging is intended to be accurate, consistent with data generated and compliant with all Applicable Law.
5.6
Inspections. Each Party shall promptly notify the other Party if it receives notice from a Governmental Authority that it requests or requires to conduct an inspection of Manufacturing facilities or a review of Manufacturing records with respect to the Device or Product in the Field in the Territory. In such event, the Parties agree to reasonably cooperate with one another and to allow such Governmental Authority to inspect such Manufacturing facilities and/or review such records to the extent

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

reasonably requested or required. The Parties shall keep each other informed as to the date(s) and other relevant information related to such inspection(s). For clarity, this provision relates solely to inspections specifically related to the Device or Product, and not general inspections by Governmental Authorities.
5.7
Reimbursement. [*].
5.8
Safety Reporting.
(a)
As the sole sponsor of clinical trials of the Product, Chugai shall be responsible for processing and evaluation of any adverse events occurring in a clinical trial of the Product, and Rani shall, upon Chugai’s request, provide reasonable assistance to Chugai in such processing and evaluation from the perspective of Device. For clarity, Chugai shall have the final say regarding assessment of causality and medical evaluation with respect to Product.
(b)
The Parties shall reasonably cooperate with each other regarding pharmacovigilance matters with respect to Product and Device to the extent reasonably required to enable the other Party to comply with Applicable Law. From and after the Effective Date, unless otherwise agreed in the Development Plan, Chugai shall be responsible for reporting to the relevant Governmental Authorities all adverse events arising from the Development or commercialization of the Product, to the extent required by and in accordance with Applicable Law. Upon becoming aware of any safety information relating to Device, Chugai shall promptly report such information to Rani. Upon becoming aware of any safety information relating to Device that is relevant to the Product, Rani shall promptly report such safety information to Chugai. Rani may include pharmacovigilance Information regarding the Product in filings and communications with Governmental Authorities where relevant with respect to review or consideration of the Oral Delivery Technology, alone or with a compound other than the Compound; provided that in no event shall Rani include any pharmacovigilance Information regarding the Compound (including Compound-Specific Data or any other Compound-specific Information) in filings and communications with Governmental Authorities.

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

5.9
Remedial Actions. Each Party shall notify the other Party without undue delay (and in any event within timelines set by Applicable Law), and promptly confirm such notice in writing, if it obtains Information indicating that a Device, including the Product, may be subject to any Remedial Action. The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action with respect to the Product. The Parties shall, and shall ensure that their Affiliates and (Sub)licensees shall, maintain adequate records to permit the Parties to trace the Manufacture, distribution and use of the Device and Product. The Parties shall discuss at JSC any matters relating to any Remedial Action with respect to Product, including the decision to commence such Remedial Action. Chugai shall have sole control over the conduct of such Remedial Action; provided however, that Rani may take immediate action under exigent circumstances or as necessary to protect patient safety.
6.
Commercialization
6.1
Commercialization. Chugai shall have the sole responsibility for commercialization of the Product in the Field in the Territory, at its own cost. For the avoidance of doubt, this Article 6 (Commercialization) shall not apply to any activities related to the establishment of a Manufacturing process for the commercial production of Device and Product.
6.2
Commercial Activities. Chugai’s commercialization responsibilities shall include, directly or indirectly, conducting promotion, sales and distribution activities, including booking sales, taking orders and distributing, contracting, handling of returns, handling all aspects of order processing, invoicing and collecting, warehousing, documenting inventory and receivables, call reporting, handling data regarding sales to hospitals and other end users, patient support programs, and handling all other customer service-related functions. Chugai shall be solely responsible for its costs incurred in its commercialization of the Product in the Field in the Territory.
7.
Manufacture and Supply
7.1
Manufacturing Responsibilities. Chugai shall be solely responsible for Manufacturing and supplying the Compound for all Development of the Product in the Territory at Chugai’s cost as set forth in the Development Plan. Rani shall be solely responsible for Manufacturing and supplying the Product (including Manufacturing the Device and incorporating Compound into the Device) for all Development and commercialization of the Product in the Territory to the extent set forth in the Development Plan. [*]. Notwithstanding the foregoing, with respect to the packaging of Product, (i) Rani shall be responsible for primary packaging of Product, and (ii) Chugai shall be solely responsible for all secondary packaging of Product and distribution and supply chain of final packaged Product.
7.2
Supply and Quality Agreements. Within a reasonable time after the Effective Date (or such other period of time agreed to by the Parties), the Parties shall

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

negotiate and execute one or more clinical supply agreements and quality agreements to govern (i) the Manufacturing and supply to Rani of Compound by Chugai (or its CMO), (ii) the Manufacturing and supply to Chugai of Device by Rani (or its CMO) (if any), and (iii) the Manufacturing and supply to Chugai of Product by Rani (or its CMO). Each Party may use a CMO to perform its Manufacturing and supply obligations hereunder, subject to the other terms and conditions of this Agreement. If Rani uses a CMO to Manufacture and supply the Device and/or Product to Chugai, then, at the request of Chugai, Rani shall facilitate Chugai contracting directly with the CMO to obtain supply of Device and/or Product. [*].
7.3
Reimbursement. [*].
7.4
Manufacturing Technology Transfer. Upon the request of Chugai, the Parties shall negotiate in good faith and agree upon a Manufacturing technology transfer plan (the “Manufacturing Technology Transfer Plan”) that includes a technology transfer of the Device and Product Manufacturing process to a mutually agreed CMO, Chugai, Chugai Affiliate(s) and/or Sublicensee(s) (the “Manufacturing Technology Transfer”). [*]. The Manufacturing Technology Transfer may be initiated at any time after the Manufacturing Technology Transfer Plan is agreed upon. From and after the Manufacturing Technology Transfer, if requested by Chugai, Rani shall continue to perform the Device component Manufacturing and supply [*], itself or through a CMO of its choosing, and supply such Device components to the mutually agreed CMO, Chugai, Chugai Affiliate(s) and/or Sublicensee(s). [*].
(a)
Manufacturing Transfer Costs. Chugai shall be responsible for all costs of Chugai’s activities under the Manufacturing Technology Transfer Plan. [*].
(b)
Post-Transfer Support. After completing the Manufacturing Technology Transfer, Rani shall continue to collaborate and provide answers and reasonable support to Chugai, Chugai’s Affiliate(s), Sublicensees, and/or to the mutually agreed CMO, in connection with CMC activities including CMC Development, production or Manufacture of Device or Product.
7.5
Ownership of Device Manufacturing Data. All Device Manufacturing Data existing at, and all Device Manufacturing Data generated by, Rani following the initiation of the Manufacturing Technology Transfer shall be owned by Rani (“Rani Device Manufacturing Data”). All Device Manufacturing Data generated by Chugai following the initiation of the Manufacturing Technology Transfer shall be owned by Chugai (“Chugai Device Manufacturing Data”). Each Party shall grant the other Party a right of reference to its respective Device Manufacturing Data to the extent such data is [*] for (i) either Party to perform its activities under this Agreement, or (ii) Rani to conduct Regulatory or Manufacturing activities relating to the Device, such right of reference not to be unreasonably withheld, conditioned, or delayed.

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

7.6
Rani Information Transfer. Without limiting the foregoing, for no additional consideration (including no reimbursement for any costs or expenses incurred by or on behalf of Rani), Rani shall transfer and deliver to Chugai in the original format (Microsoft Excel, Word, PowerPoint, etc.) in a method agreed to by the Parties’ IT departments (e.g., FTP, physical hard disk)within [*] following the Effective Date, download access to the relevant contents of the diligence data room. Rani further agrees to disclose and make available to Chugai such Rani know-how, data, Information, and technical expertise that are (i) related to the Device or Product, (ii) [*] for Chugai or its relevant Affiliate(s) or Sublicensee(s) to conduct or perform its obligations and exercise its rights under this Agreement, and (iii) in Rani’s or any of its Affiliates’ possession or Control, subject to any duties of confidentiality owed to any Third Parties. Such disclosure shall be made on a timely basis, and may include written, oral, electronic, or other forms of communication. In addition, Rani shall provide Chugai with reasonable access to Rani personnel with relevant expertise to explain any Licensed Rani Know-How transferred in accordance with this Section 7.6 (Rani Information Transfer). Without limiting the foregoing, Rani shall transfer and deliver to Chugai the following:
(a)
within [*] following the Effective Date, to the extent not included in the diligence data room:
(i)
any formal and informal, written or electronic correspondence or communications with or from the relevant Governmental Authority, as well as minutes of any material meetings, telephone conferences, or discussions with the relevant Governmental Authority in relation to the Device;
(ii)
any quality assurance related documents [*] relating to the Device; and
(b)
within [*] following the Effective Date, copies of the following [*] to the extent not already provided:
(i)
copies of Licensed Rani Know-How in reasonably sufficient detail in order for a reasonably skilled Person to practice such Licensed Rani Know-How; provided however, that Rani shall not be required to provide copies of Licensed Rani Know-How relating to Manufacturing of the Device unless and until Chugai can demonstrate to Rani a reasonable need or use for such Licensed Rani Know-How; provided that “reasonable need or use” shall include, without limitation, activities [*] for Manufacturing Technology Transfer and Chugai’s Regulatory Activities related to the Product,
(ii)
copies of any and all research data, CMC data, preclinical and nonclinical data, and clinical data, and all other documentation submitted, or required to be submitted, to Governmental Authorities to support, obtain, or maintain any Regulatory Approval for a pharmaceutical

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

product or administration device, or otherwise included in any Regulatory Filings for a pharmaceutical product or administration device, [*],
(c)
in each case (Sections 7.6(a)-7.6(c)) that are: (i) related to the Device or Product, (ii) [*] for Chugai or its relevant Affiliate(s) or Sublicensee(s) to conduct or perform its obligations and exercise its rights under this Agreement, and (iii) in Rani’s or any of its Affiliates’ possession or Control. In addition, Rani shall provide Chugai with reasonable access to Rani personnel with relevant expertise to explain any Licensed Rani Know-How transferred in accordance with this Section 7.6 (Rani Information Transfer).
7.7
Update of Information Transfer. Following the completion of the transfer and delivery of the information covered by Section 7.6 (Rani Information Transfer) [*], Rani shall collect any new information that would have been covered by the subject matter of Section 7.6 (Rani Information Transfer) had it existed prior to the completion of such transfer and delivery, and transfer and deliver such new information to Chugai in the original format (Microsoft Excel, Word, PowerPoint, etc.) in a method agreed to by the Parties’ IT departments (e.g., FTP, physical hard disk).
7.8
Commercial Supply. In the event that the Completion of Manufacturing Technology Transfer does not occur prior to [*], Rani shall be responsible for Manufacturing and supplying Product, including Manufacturing of Device, for commercial use. In such case and at the request of Chugai, the Parties shall negotiate in good faith and enter into a supply agreement that will govern the terms and conditions of the Manufacture and supply of Product by Rani to Chugai and its Affiliates and their Sublicensees for commercial use, along with a related quality agreement. [*].
7.9
Manufacturing Audits. Chugai shall have customary audit rights with respect to Rani’s (and/or any CMO engaged by Rani) Manufacturing of Product, which shall be further addressed in the quality agreement. The Manufacturing process of the Device and Product, and the Device and Product supplied by Rani shall meet all quality requirements agreed by the Parties.
8.
Payment
8.1
Upfront Payment. As partial consideration of the rights granted by Rani to Chugai hereunder, and contingent upon Rani receiving the Financing, Chugai shall pay Rani a non-refundable, non-creditable upfront payment in the amount of Ten Million U.S. Dollars (US $10,000,000) (the “Upfront Payment”) according to the provisions of this Section 8.1 (Upfront Payment). On or after the Financing Date, Rani shall issue an invoice for the Upfront Payment, and Chugai shall pay the Upfront Payment [*] following receipt of such invoice.
8.2
Milestone Payments. Chugai shall pay Rani the non-refundable, non-creditable, one-time milestone payments as set forth below (each a “Milestone Payment”) upon the first achievement of each corresponding event (each corresponding

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

event, a “Technology Transfer Milestone”, “Development Milestone”, or “Sales Milestone” as applicable, and collectively, “Milestone Events”).

Milestone Event	Milestone Payment
[*]
[*]	[*]
[*]	[*]
Total Technology Transfer Milestones	Eighteen Million U.S. Dollars ($18,000,000)

[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
Total Development Milestones	Fifty-Seven Million U.S. Dollars ($57,000,000)

[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
Total Sales Milestones	One Hundred Million U.S. Dollars ($100,000,000)

(a)
Chugai shall notify Rani of the achievement of each Milestone Event [*] after Chugai becomes aware of such achievement and Rani may issue an invoice to Chugai in respect of the same. [*] after receipt of each Milestone Event invoice, Chugai shall pay the applicable Milestone Payment amount to Rani.

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

(b)
Each Technology Transfer Milestone Payment shall be paid only once on the first achievement of the applicable Technology Transfer Milestone Event by Chugai or any of its Affiliates or Sublicensees. In no event shall Chugai’s obligations to make Technology Transfer Milestone Payments exceed Eighteen Million U.S. Dollars (US $18,000,000) in the aggregate. Subject to Section 8.2(c), each Development Milestone Payment shall be paid only once on the first achievement of the applicable Development Milestone Event by Chugai or any of its Affiliates or Sublicensees with respect to the Product, regardless of how many times such Milestone Event is achieved by the Product, and in no event shall Chugai’s obligations to make Development Milestone Payments exceed Fifty-Seven Million U.S. Dollars (US $57,000,000) in the aggregate with respect to the Product. Each Sales Milestone Payment shall be paid only once on the first achievement of the applicable Sales Milestone Event by Chugai or any of its Affiliates or Sublicensees. In no event shall Chugai’s obligations to make Sales Milestone Payments exceed One Hundred Million U.S. Dollars (US $100,000,000) in the aggregate.
(c)
In the event that the Parties agree that Chugai will Develop and commercialize an Option Product in addition to the Product under this Agreement containing a compound (other than the Compound) that targets an Additional Target (such additional products, “Additional Products”), then the Parties acknowledge and agree that each Development Milestone Payment shall be paid only once on the first achievement of the applicable Development Milestone Event by Chugai or any of its Affiliates or Sublicensees with respect to an Additional Product, regardless of how many times such Milestone Event is achieved with respect to the Additional Product, and in no event shall Chugai’s obligations to make Development Milestone Payments exceed Fifty-Seven Million U.S. Dollars (US $57,000,000) in the aggregate with respect to a particular Additional Product. [*].
(d)
[*]
8.3
Royalty Payments. Chugai shall pay Rani the following royalties based on aggregate worldwide annual Net Sales of Product for the relevant Calendar Year during the Royalty Term (“Royalty Payments”). Royalty Payments shall, on a country-by-country basis, commence upon the First Commercial Sale of the Product in such country and payable through [*] (the “Royalty Term”). Upon expiration of the Royalty Term in a country, Chugai shall have a perpetual, non-exclusive, fully paid-up, royalty-free license under the Rani Licensed IP for the Product in the Field in such country, which license shall survive the expiration or any termination of the Agreement.

[*]	[*]
[*]	[*]
[*]	[*]

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

[*]	[*]
[*]	[*]

8.4
Royalty Reduction. Royalties due to Rani pursuant to Section 8.3 (Royalty Payments) with respect to Net Sales of Product in a country shall be reduced [*] of the amount otherwise payable with respect to such Product if there is no Valid Claim of a Patent Right within Rani’s Background IP that Covers the Product in such country.
8.5
Peer Product Adjustment. If, during the Royalty Term for a Product in a country and after expiry of the last Valid Claim of the Patent Rights within Rani’s Background IP Covering the Product in such country, a Peer Product is sold in such country (after obtaining regulatory approval), then the royalties payable on Net Sales of Product in such country shall be reduced [*] of the amount otherwise payable on such Net Sales pursuant to Section 8.3 (Royalty Payments) in such country. For the sake of clarity, the reduction provided in this Section 8.5 (Peer Product Adjustment) shall be in addition to any reduction provided in Section 8.4 (Royalty Reduction), subject to the provisions of Section 8.6 (Limits).
8.6
Limits. Notwithstanding the foregoing, in no event shall the total deductions or reductions under Sections 8.4 (Royalty Reduction) and 8.5 (Peer Product Adjustment) in the aggregate reduce the royalties payable to Rani under Section 8.3 (Royalty Payments) with respect to Product in an applicable country in any Calendar Quarter by [*].
8.7
Reports. Beginning with the Calendar Quarter in which the First Commercial Sale of Product in the Territory occurs and thereafter for each Calendar Quarter until the expiration of Chugai’s obligation to pay royalties with respect to Product hereunder, Royalty Payments and reports of the Net Sales of Product for each Calendar Quarter shall be calculated and delivered by Chugai to Rani under this Agreement within [*] after the end of each such Calendar Quarter for the first three Calendar Quarters of a Calendar Year and within [*] after the end of the Calendar Quarter for the fourth Calendar Quarter of a Calendar Year; provided, however, that Chugai shall [*] provide to Rani a good faith estimate of royalties due for a Calendar Quarter within [*] after the end of such Calendar Quarter. [*].
8.8
Appropriate Measure of Value. Chugai acknowledges that the value provided by Rani hereunder is comprised of many related items, including intellectual property of various types that the royalties set forth in Section 8.3 (Royalty Payments) are intended to capture and access to development and regulatory expertise, manufacturing, data, and other financial and non-financial consideration that the Upfront Payment and Milestone Payments set forth in Sections 8.1 (Upfront Payment) and 8.2 (Milestone Payments) are intended to capture. Therefore, the Parties agree that both the amount and duration of the royalties and other payments set forth in this Article 8 (Payment) are reasonable.

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

8.9
Sublicense Payments. Chugai shall be responsible for any license payments, milestone payments and royalty payments owed to a Third Party with respect to the Compound or the approved Indication for the Product, on intellectual property that is licensed by Chugai, its Affiliates or Sublicensees (“Third Party License Fees”). Rani shall be responsible for any license payments, milestone payments and royalty payments owed to a Third Party with respect to the Device, on intellectual property that is licensed by Rani or its Affiliates or Chugai, its Affiliates or Sublicensees.
8.10
Development and Other Costs. [*]. For any given Calendar Quarter, Rani shall invoice Chugai with respect to Rani’s External Costs, and Chugai shall pay undisputed invoices within [*] of receipt.
8.11
Payment Method. All payments made hereunder between the Parties shall be made in U.S. Dollars. Each Party shall pay all sums due hereunder by check, wire transfer, or electronic funds transfer (EFT) in immediately available funds. Each Party will promptly notify the other Party of the appropriate account information to facilitate any such payments. Regardless of the amounts of any royalties or other payments due under this Agreement or any other agreement between the Parties or their Affiliates, all amounts payable under this Agreement shall be paid in full (subject to Section 8.14 (Taxes)).
8.12
Audits. Rani shall keep complete and accurate records pertaining to External Costs reimbursable hereunder in sufficient detail to permit Chugai to reasonably confirm the accuracy of all payments due hereunder. Such records of Rani shall be open (in such form as may be available or reasonably requested by a certified public accountant in accordance with this Section 8.12 (Audits)) to inspection for [*] following the end of the Calendar Year to which they pertain. Chugai shall have the right, at its own expense, to select and have such selected independent, certified public accountant review the records of Rani upon reasonable notice and during regular business hours and under reasonable obligations of confidentiality. The report of such accountant shall be made available to both Parties simultaneously, promptly upon its completion. Chugai’s audit rights with respect to any Calendar Year shall expire [*] after the end of such year and the books and records for any particular Calendar Year shall only be subject to [*] audit. Should the inspection lead to the discovery of a discrepancy to Chugai’s detriment, then Rani shall promptly pay to Chugai the amount of the discrepancy. Should the inspection lead to the discovery of a discrepancy to the detriment of Rani, then Chugai shall pay to Rani the amount of the discrepancy. Chugai shall pay the full cost of the inspection unless the discrepancy is to the detriment of Chugai and is greater than [*] of the amount actually paid for the audited period, in which case Rani shall pay the cost of such inspection.
8.13
Currency Conversion. With respect to Net Sales invoiced or expenses incurred in a currency other than U.S. Dollars, such Net Sales invoiced or expenses incurred shall be converted into the U.S. Dollar equivalent using such Party’s standard conversion method consistent with the Accounting Standards in a manner consistent

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

with such Party’s customary and usual conversion procedures used in preparing its financial statements applied on a consistent basis. Any royalty amount shall be calculated based upon the US Dollar equivalent calculated in accordance with the foregoing.
8.14
Taxes.
(a)
Chugai shall be entitled to deduct and withhold from any amounts payable under this Agreement such Taxes as are required to be deducted or withheld therefrom under any provision of Applicable Law. Rani shall provide such information and documentation to Chugai, including as reasonably requested by Chugai, to allow Chugai to determine if any Taxes apply to any payments to be made by Chugai under this Agreement and to establish qualification for a reduced withholding rate or an exemption from Tax under an applicable Tax treaty or other provision of Applicable Law. Rani shall provide Chugai with (A) a U.S. Internal Revenue Service Form 6166 (United States Residency Certification) as received from the United States Internal Revenue Service, and (B) APPLICATION FORM FOR INCOME TAX CONVENTION and ATTACHMENT FORM FOR LIMITATION ON BENEFITS ARTICLE (US) at least [*] prior to any payment hereunder. To the extent that Applicable Law requires that Taxes be withheld with respect to any payments to be made by Chugai to Rani under this Agreement, Chugai shall withhold Taxes from such payment, remit such Taxes to the appropriate tax authority, and furnish Rani with proof of payment of such Taxes. Such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. If Taxes are so withheld by Chugai and remitted to a tax authority, Chugai shall [*] assist Rani in obtaining a refund or credit of such Taxes to the extent reasonably requested by Rani in writing.
(b)
Notwithstanding anything to the contrary in this Agreement, this Section 8.14(b) (Taxes) shall apply with respect to value-added, sales, goods, services, turnover tax or any similar tax (“Indirect Taxes”). All amounts payable under this Agreement are exclusive of Indirect Taxes. If, under Applicable Law, any Indirect Tax is incurred in connection with amounts payable under this Agreement, any such Indirect Taxes shall be borne by Rani. The Party customarily responsible under Applicable Law shall file all necessary Tax returns and other documentation with respect to all such Indirect Taxes, and the Parties shall reasonably cooperate in duly and properly preparing, executing, and filing any certificates or other documents that may reduce or eliminate any such Indirect Taxes and any such Tax returns and other documentation required to be filed in connection with such Indirect Taxes. The Party responsible for filing any such Tax returns shall provide to the other Party evidence of timely filing and payment of all such applicable Indirect Taxes.

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

8.15
Late Payment. Any payments or portions thereof due hereunder which are not paid when due shall bear interest at the Contract Interest Rate calculated on the number of days such payment is delinquent. This Section 8.15 (Late Payment) shall in no way limit any other remedies available to either Party.
8.16
Expiry of Royalty Term. [*].
9.
Grant of License
9.1
License to Chugai. Effective as of the Effective Date and subject to the terms and conditions of this Agreement, Rani hereby grants to Chugai during the Term an exclusive (even as to Rani, subject to Rani and its Affiliate retaining rights to fulfill Rani’s obligations under this Agreement), sublicensable through multiple tiers (subject to Section 9.4 (Sublicensing)), worldwide right and license under the Rani Licensed IP to research, Develop, register, Manufacture, have Manufactured, use, sell, offer for sale, have sold, import, export, commercialize, and market the Product in the Field in the Territory, in each case, in accordance with this Agreement. For the avoidance of doubt, such licenses to Manufacture and have Manufactured Product shall include the right to Manufacture or have Manufactured the Device, subject to the terms and conditions set forth in Section 7.4 (Manufacturing Technology Transfer).
9.2
License to Rani. Effective as of the Effective Date and subject to the terms and conditions of this Agreement, Chugai hereby grants to Rani during the Term a non-exclusive, sublicensable (solely in accordance with Section 9.4 (Sublicensing)), worldwide right and license under the Chugai Licensed IP solely to Manufacture and supply the Device and Product to Chugai and to perform its obligations under and in accordance with this Agreement. The licenses under this Section 9.2 (License to Rani) do not include a right to make or have made the Compound.
9.3
Drug Licensee Restrictions.[*].
9.4
Sublicensing. Chugai may sublicense, through multiple tiers, the rights and licenses granted to it under Section 9.1 (License to Chugai) and Section 9.6(b) (Licensed Rani Trademark) to its Affiliates and any Third Party, provided that Chugai remains primarily responsible for the activities of any such Affiliates and Third Party Sublicensees. Rani may sublicense, through one tier, the rights and licenses granted to it under Section 9.2 (License to Rani) to its Affiliates and any Third Party only with the prior written consent of Chugai, provided that Rani remains primarily responsible for the activities of any such Affiliates and Third Party sublicensees.
9.5
Subcontracting. Rani may use customary Subcontractors in the performance of activities allocated to it hereunder only with the prior written consent of Chugai. Chugai, its Affiliates and Sublicensees may use customary Subcontractors in the performance of activities allocated to it hereunder without the prior consent of Rani, provided that Chugai remains primarily responsible for the activities of any such Subcontractors. Notwithstanding any subcontracting under this Section 9.5

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

(Subcontracting), a Party shall remain responsible hereunder for the full and complete performance of all of such Party’s obligations and duties under this Agreement and compliance of any such Subcontractor with the terms of this Agreement. Any use of a Subcontractor to perform obligations under this Agreement shall be pursuant to a written agreement that is consistent with the terms of this Agreement, including that the Subcontractor undertakes in writing [*] obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties with respect to Confidential Information under this Agreement, and terms that are materially as protective of the other Party and its intellectual property and proprietary rights as the terms of this Agreement.
9.6
Trademarks.
(a)
Product Brand Name. Chugai shall have the sole right to select a brand name or trademark for the Product and to utilize such brand name or trademark for the commercialization of the Product in the Field in the Territory.
(b)
Licensed Rani Trademark. Chugai, its Affiliates or their Sublicensees may, in its sole discretion, use in connection with commercialization of the Product branding that references the use of a RaniPill Device or Rani’s Oral Delivery Technology [*] (a “Licensed Rani Trademark”) in a manner mutually agreed by the Parties. Effective as of the Effective Date and subject to the terms and conditions of this Agreement, Rani hereby grants to Chugai during the Term a non-exclusive, sublicensable through multiple tiers (subject to Section 9.4 (Sublicensing)) right and license under the Licensed Rani Trademark solely for use with Product in the Field in the Territory.
(c)
Trademark Quality Standards. If the Licensed Rani Trademark is used, Chugai shall (i) maintain such reasonable quality standards for the Licensed Rani Trademark as it maintains for its own trademarks of a similar nature and shall comply with Rani’s reasonable specifications and usage standards supplied to it in writing (and as may be reasonably updated by written notice from time to time); (ii) not use the Licensed Rani Trademark in a manner that suggests any connection with any product other than the Product or any service; and (iii) not use or display the Licensed Rani Trademark in any manner that might dilute, tarnish, disparage or reflect adversely on Rani or such mark. From time to time, upon the reasonable request by Rani, Chugai shall provide examples of the use of the Licensed Rani Trademark in the marketing or promotion of the Product to the extent reasonably practicable and not imposing undue burden on Chugai’s operations. Chugai agrees that it shall not seek to register or obtain ownership rights in the Licensed Rani Trademark (or confusingly similar trademark) in the field of prescription pharmaceuticals. For clarity, the foregoing sentence shall not apply to any trademark independently developed and owned by Chugai that does not specifically reference Rani, RaniPill Device or Rani’s Oral Delivery Technology.

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

9.7
Retained Rights. No rights to either Party’s Patent Rights, Information, trademarks or other proprietary rights are granted pursuant to this Agreement except as expressly set forth herein, and all other rights are reserved. Notwithstanding the licenses granted in this Article 9 (Grant of License), each Party retains rights to perform (itself or through its Affiliates or Subcontractors or licensees) its obligations and exercise its rights under this Agreement, including any obligations to manufacture and/or supply Compound, Device or Product.
9.8
Confirmatory Patent License. Rani shall, and shall cause its Affiliates to, if requested to do so by Chugai immediately enter into confirmatory license agreements in such form as may be reasonably requested by Chugai for purposes of recording the licenses granted under Section 9.1 (License to Chugai) with such patent offices in the Territory as Chugai considers appropriate. Until the execution of any such confirmatory licenses, so far as may be legally possible, Rani and Chugai shall have the same rights in respect of the Licensed Rani Patents and Licensed Rani Know-How and be under the same obligations to each other in all respects as if such confirmatory licenses had been executed.
9.9
Exclusivity. As of the Effective Date [*], each Party agrees that it shall not, itself or through its Affiliates, directly or indirectly conduct or participate in, or advise, assist, grant any right or license or otherwise enable a Third Party to conduct or participate in, any clinical Development, Manufacturing or commercialization [*].
9.10
Acquiror IP. If a Party undergoes a Change of Control, the Information and Patent Rights of the acquiring Person and its Affiliates existing prior to the Change of Control shall not be included in the licenses granted by the Parties in this Agreement.
10.
Intellectual Property
10.1
Background IP. Each Party shall own and retain all rights, ownership, and interests in and to its Background IP, subject to any applicable licenses set forth in this Agreement.
10.2
Program Inventions.
(a)
Chugai Program Inventions. Chugai shall solely own Program Inventions that are specifically related to the Compound [*] (“Chugai Program Inventions”). Rani shall, and does hereby, assign all of its rights, title and interests in and to any and all Chugai Program Inventions to Chugai.
(b)
Rani Program Inventions. Rani shall solely own Program Inventions that are specifically related to its Oral Delivery Technology [*] (“Rani Program Inventions”). Chugai shall, and does hereby, assign all of its rights, title and interests in and to any and all Rani Program Inventions to Rani.

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

(c)
Joint Program Inventions. All Program Inventions that are specifically related to the combination of the Device with the Compound [*], and any other Program Inventions which are not Chugai Program Inventions or Rani Program Inventions (collectively, “Joint Program Inventions”) shall be jointly owned by the Parties. Neither Party shall assign, transfer, license or otherwise grant any right to a Third Party under the Joint Program Invention (except as expressly permitted under this Agreement) without prior written consent of the other Party, such consent not to be unreasonably withheld or delayed.
(d)
Cooperation. Each Party shall reasonably and promptly cooperate with the other to effectuate assignment of Program Inventions consistent with the rights set forth in this Section 10.2 (Program Inventions) and will execute any and all documents necessary to perfect such assignment. A Program Invention shall be Confidential Information of the Party who owns the Program Invention.
10.3
Data. Chugai shall solely own Compound-Specific Data, Compound Manufacturing Data, Chugai Device Manufacturing Data, Compound-Related Product Manufacturing Data and Program Data, in each case, subject to the applicable licenses set forth in this Agreement, and the foregoing shall be the Confidential Information of Chugai. Rani shall solely own Device-Related Product Manufacturing Data, Oral Delivery Data and Rani Device Manufacturing Data, in each case, subject to the applicable licenses set forth in this Agreement, and the foregoing shall be the Confidential Information of Rani. Subject to Chugai’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), Chugai shall grant Rani a right of reference to Chugai Device Manufacturing Data, Compound-Related Product Manufacturing Data, and Program Data, in each case to the extent such data are necessary for Rani’s Regulatory Activities related to the Device; [*].
10.4
Prosecution and Maintenance.
(a)
Licensed Chugai Patents. Chugai shall have the sole right to prepare, file, prosecute and maintain the Licensed Chugai Patents on a worldwide basis, at Chugai’s own cost and expense.
(b)
Joint Patent Rights. Chugai shall have the first right (but not the obligation) to prepare, file, prosecute and maintain the Joint Patent Rights anywhere in the world, at Chugai’s own cost and expense; provided that Chugai keeps Rani reasonably informed of such filing, prosecution, or maintenance of Joint Patent Rights, including by providing Rani with a copy of material filings and communications to and from any applicable patent offices regarding such Joint Patent Rights, and by providing Rani with drafts of any material filings or responses (including copies of the text of the applications) to be made to such patent offices sufficiently in advance of submitting such filings or responses so

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

as to allow for a reasonable opportunity for Rani to review and comment thereon and, prior to filing with the applicable patent offices, will reasonably consider Rani’s timely comments in good faith regarding any draft applications, office action responses, or other substantive prosecution matters that relate to the Device or the Oral Delivery Technology as disclosed or claimed in such Joint Patent Rights. If Chugai elects not to continue to prosecute or maintain a given Patent Right within the Joint Patent Rights pursuant to this Section 10.4(b) (Joint Patent Rights), then Chugai will give Rani notice thereof within a reasonable period (but not less than [*]) prior to allowing such Patent Rights to lapse or become abandoned or unenforceable, and thereafter Rani shall have the right, at its cost, to prosecute or maintain such Patent Right included within the Joint Patent Rights, and in such event, Rani shall keep Chugai reasonably informed of such filing, prosecution, or maintenance of such Joint Patent Rights, including by providing Chugai with a copy of material filings and communications to and from any applicable patent offices regarding such Joint Patent Rights, and by providing Chugai with drafts of any material filings or responses (including copies of the text of the applications) to be made to such patent offices sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Chugai to review and comment thereon, and, prior to filing with the applicable patent offices, will reasonably consider Chugai’s timely comments in good faith regarding any draft applications, office action responses, or other substantive prosecution matters.
(c)
Licensed Rani Patents. Rani shall have the first right (but not the obligation) to prepare, file, prosecute and maintain the Licensed Rani Patents (excluding Joint Patent Rights) anywhere in the world, at Rani’s own cost and expense. If Rani elects not to continue to prosecute or maintain a given Patent Right within the Licensed Rani Patents pursuant to this Section 10.4(c) (Licensed Rani Patents), then Rani will give Chugai notice thereof within a reasonable period (but not less than [*]) prior to allowing such Patent Rights to lapse or become abandoned or unenforceable, and thereafter Chugai shall have the right, at its cost, to prosecute or maintain such Patent Right included within the Licensed Rani Patents.
(d)
Cooperation. During the Term, the Parties agree to cooperate in the prosecution and maintenance of all Patent Rights pursuant to this Section 10.4 (Prosecution and Maintenance).
10.5
Enforcement.
(a)
Notice. Each Party shall promptly notify in writing the other Party upon becoming aware of any apparent, suspected, threatened or actual infringement, unauthorized use or misappropriation of any Rani Licensed IP or Chugai Licensed IP by a Third Party with respect to a Peer Product anywhere in the world and, in each case, will provide the other Party with all evidence in

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

such Party’s possession or control supporting such infringement or unauthorized use or misappropriation.
(b)
Chugai Licensed IP. Chugai shall have the sole right to bring any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority (“Action”) against any Third Party suspected of infringement or misappropriation of Chugai Licensed IP anywhere in the world at its own expense and with counsel of its own choice.
(c)
Rani Licensed IP.
(i)
Chugai shall have the first right, but not the obligation, to bring any Action against any Third Party suspected of infringement or misappropriation of Rani Licensed IP (including Joint Program Inventions and Joint Patent Rights) related to a Peer Product anywhere in the world at its own expense and with counsel of its own choice. With respect to such enforcement by Chugai, Chugai shall have the right to deduct from royalties otherwise owed to Rani under Section 8.3 (Royalty Payments) with respect to such Product actual out-of-pocket costs incurred by Chugai to conduct such enforcement. If such Third Party suspected of infringement or misappropriation relates to a Peer Product and Chugai does not bring an Action pursuant to this Section 10.5(c) (Rani Licensed IP) within [*] after receiving written notice from Rani of such suspected infringement or misappropriation, or if earlier, [*] prior to any deadline for bringing such Action under Applicable Law, Rani shall have the right, but not the obligation, to bring an appropriate Action at its own expense and with counsel of its own choice.
(ii)
Rani shall have the sole right to bring any Action against any Third Party suspected of infringement or misappropriation of Rani Licensed IP (but excluding Joint Program Inventions and Joint Patent Rights) related to the Oral Delivery Technology anywhere in the world at its own expense and with counsel of its own choice, so long as such suspected infringement or misappropriation of any Rani Licensed IP (but excluding Joint Program Inventions and Joint Patent Rights) by a Third Party does not relate to a Peer Product.
(d)
Cooperation. Each Party shall reasonably cooperate with the other Party in any Action under Sections 10.5(b) (Chugai Licensed IP) and 10.5(c) (Rani Licensed IP). If required under Applicable Law in order for a Party to initiate or maintain any suit in accordance with this Section 10.5 (Enforcement), the other Party shall join as a party to the suit. The enforcing Party of any action brought under Section 10.5(c) (Rani Licensed IP) shall keep the other Party advised of all material communications, actual and prospective filings, or submissions regarding such action, and shall provide the other Party copies of

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

and an opportunity to review and comment on any such material communications, filings, and submissions. The non-enforcing Party under any Action brought pursuant to Section 10.5(c)(i) shall have a right to participate in such enforcement, and the enforcing Party shall seek and reasonably consider the non-enforcing Party’s comments before determining the enforcement strategy.
10.6
Defense.
(a)
Notice. Each Party will promptly notify the other Party if a Third Party brings any Action alleging that Rani or Chugai or any of their respective Affiliates or (sub)licensees are infringing, misappropriating or otherwise violating such Third Party’s intellectual property rights with respect to the manufacture, use, sale, offer for sale, importation or exploitation of Product (any such Action, each, a “Product Infringement Claim”).
(b)
Compound Claims. If a Product Infringement Claim relates to the Compound only and not the Oral Delivery Technology (a “Compound Claim”), then Chugai shall have the sole right to manage the defense and settlement of such claim anywhere in the world. Chugai shall keep Rani reasonably informed regarding the handling of the claim, to the extent reasonably relevant to Product. Neither Party shall be obligated to share with the other Party regarding such claim any information regarding matters outside the scope of the Collaboration. Chugai shall be responsible for paying any award, judgement or settlement payments related to Compound Claims.
(c)
Product Infringement Claim other than Compound Claim. Chugai shall have the first right, but not the obligation, to defend against any Product Infringement Claim other than Compound Claim anywhere in the world, at its own cost. If Chugai intends not to defend, and take other actions with respect to such claim of Product Infringement Claim other than Compound Claim, it shall notify Rani of such intent within [*]. In such event, Rani shall have the right to do so, at its cost. Each Party shall reasonably cooperate with the other in any such litigation or defense of such claims. Unless otherwise agreed by the Parties, the Party defending the Product Infringement Claim under this Section 10.6(c) (Product Infringement Claim other than Compound Claim) shall be responsible for paying any award, judgement or settlement payments related to such claims. [*].
(d)
Cooperation. The Parties shall keep each other advised of all material communications, actual and prospective filings or submissions regarding such claims, and will consult with each other and provide each other opportunity to review and comment on any such communications, filings and submissions. The Party controlling the defense will have the right to settle such Product Infringement Claim on terms deemed reasonably appropriate by such

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

Party; provided that, unless any such settlement includes a full and unconditional release from all liability of the other Party and does not adversely affect the rights or interests of such other Party, any such settlement will be subject to the other Party’s prior written consent.
10.7
Third Party IP.
(a)
Third Party IP Infringement. Neither Party shall have an obligation to perform an activity hereunder if such activity would infringe (or contribute to infringement of) the intellectual property rights of a Third Party unless and until the appropriate Party(ies) obtain a license, modify the potentially infringing activity (without materially affecting the performance of the Collaboration activities), or otherwise resolve such potential infringement, which the Parties shall use good faith, [*] to do.
(b)
Freedom-to-Operate License. Chugai, its Affiliates or Sublicensees shall have the right to obtain a freedom-to-operate license from a Third Party, if Chugai, its Affiliates or Sublicensees reasonably determine that it is necessary to obtain such license for the manufacture, use, sale, offer for sale, importation or exploitation of Product. [*].
10.8
Allocation of Recoveries. All Recoveries from actions brought under Section 10.5 (Enforcement) with respect to Rani Licensed IP enforced against a Peer Product in the Territory shall first go to reimburse the Parties for any costs incurred with respect to such enforcement action [*].
10.9
Employee Agreements. Prior to beginning work relating to any aspect of the subject matter of this Agreement (including being given access to Rani Licensed IP or Chugai Licensed IP, as applicable, or Confidential Information of the other Party in relation to such work), each employee, consultant or agent of a Party shall have either (i) signed a confidentiality agreement and an invention assignment agreement, or (ii) otherwise agreed to be bound by written obligations of (a) non-disclosure and non-use of Confidential Information, and (b) assignment of all of his or her right, title and interest in and to any intellectual property to such Party, in each case of (i) and (ii), pursuant to which each such person agrees to comply with all of the obligations of the Party that are at least as restrictive as those contained in this Agreement. It is understood and agreed that any such non-disclosure, non-use and invention assignment agreement need not be specific to this Agreement, and that the operation of a collective employment policy sufficient to achieve the intent of the foregoing shall be sufficient to satisfy such obligation. Each Party shall be responsible for any compensation and any other payments due to its own inventors of any Patent Right.
10.10
Patent Challenge. If (i) Chugai or its Affiliates contests or assists a Third Party in contesting the validity or enforceability of any Licensed Rani Patents (but excluding the Joint Patent Rights) that is owned by Rani as of the date of such contest, in any court action or governmental proceeding, other than as may be necessary or

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

reasonably required to assert a defense, cross-claim, or counter-claim in an infringement action or proceeding with respect to the challenged Licensed Rani Patents asserted by Rani, its Affiliates or their licensees or assignees against Chugai, its Affiliates or Sublicensees, or to respond to a court request or order or administrative agency request or order, (each such challenge, a “Patent Challenge”) or (ii) any of Chugai’s Sublicensee participates in a Patent Challenge and Chugai does not terminate its sublicense with such Sublicensee following written notice from Rani, Rani shall have the right to terminate this Agreement upon [*] written notice unless Chugai or its Affiliates or its Sublicensee has either filed a motion to dismiss with prejudice such Patent Challenge or to otherwise terminate such Patent Challenge, or caused such Patent Challenge to be dismissed with prejudice or terminated, in either case as soon as possible, and in no event later than [*] following receipt of such notice. For clarity, if Chugai terminates the sublicense with a Sublicensee who participated in a Patent Challenge withing [*] of receiving written notice from Rani of such Sublicensee Patent Challenge, Rani shall not be permitted to terminate this Agreement even if such Sublicensee continues with the Patent Challenge. Notwithstanding the foregoing, none of the following activities shall be a Patent Challenge and Rani shall not have a right to terminate this Agreement with respect to any Patent Challenge undertaken by an Affiliate of Chugai that becomes such an Affiliate as a result of an acquisition and where such new Affiliate was participating in the Patent Challenge prior to such acquisition and in the case Chugai is the acquiror, require such new Affiliate to [*] initiate proceedings to terminate such Patent Challenge within [*] after the consummation of such acquisition. For clarity, this Section 10.10 (Patent Challenge) shall not apply to arguments made by Chugai, its Affiliates or Sublicensees that distinguish the inventions claimed in any Licensed Rani Patents from those claimed in the patents or patent applications controlled by Chugai or its Affiliates or Sublicensees.
11.
Compound Replacement Option
11.1
Replacement Option Grant. Chugai shall have a one-time option (the “Replacement Option”) to replace the original licensed Compound (“Original Compound”) with a different compound (the “Replacement Compound”), subject to the terms and conditions of this Article 11 (Compound Replacement Option). For clarity, for purposes of this Article 11 (Compound Replacement Option), “compound” shall be interpreted consistent with Section 1.31 to include any amino acid sequence selected by Chugai during the Term and any backups and analogs thereof, and changes among such amino acid sequences, backups, or analogs shall be treated as the same compound under this Article 11 (Compound Replacement Option). [*].
11.2
Replacement Option Period. The Replacement Option shall be exercisable by Chugai during the period from the Effective Date through the date that is [*] (the “Replacement Option Period”) [*].
11.3
Replacement Option Exercise Notice. Chugai may exercise the Replacement Option by providing written notice to Rani at any time during the

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

Replacement Option Period (the “Replacement Option Exercise Notice”). Upon providing Replacement Option Exercise Notice, Chugai shall submit to Rani a detailed written request identifying the proposed Replacement Compound. The date that Rani receives the Replacement Option Exercise Notice shall be the effective date of the replacement (“Replacement Effective Date”).
11.4
Scope and Limitation. The Replacement Compound must [*]. For clarity, for purposes of determining compliance with this Section 11.4 (Scope and Limitations), changes among amino acid sequences, backups, or analogs of the Replacement Compound shall be treated as the same compound.
11.5
Effect of Replacement. On or after the Replacement Effective Date (i) all references to the “Compound” in this Agreement shall be deemed to refer to the Replacement Compound, [*] (iv) Rani will be eligible to receive any of the Milestone Payments set forth in Section 8.2 (Milestone Payments) that were not previously paid with respect to Development of Product containing the Original Compound. For clarity, Chugai is not obligated to pay any Milestone Payments set forth in Section 8.2 (Milestone Payments) with respect to Product containing the Replacement Compound to the extent such Milestone Payments were already paid with respect to Product containing the Original Compound. Further, changes among amino acid sequences, backups, or analogs of the Replacement Compound shall not, solely due to such changes, be treated as a new compound and re‑trigger any Milestone Payments under this Section 11.5 (Effect of Replacement).
11.6
Ownership and Use of Data and IP Related to Original Compound. On or after the Replacement Effective Date, the following terms shall apply.
(a)
Ownership of Prior Results. All data, results, and intellectual property (including any Patent Rights, Information, and Regulatory Filings) generated by or on behalf of either Party, or jointly between the Parties, prior to the Replacement Effective Date, shall remain the property of the respective Parties, subject to the license rights granted under this Agreement and all such data, results, and intellectual property shall remain subject to the confidentiality obligations of this Agreement.
(b)
Use of Prior Results. The Parties may continue to use any general Information, data, or Program Inventions developed during work on the Original Compound that is applicable to the Replacement Compound, provided that such use does not violate any Third Party rights or the terms of this Agreement.
(c)
Patent Filings. Each Party shall promptly notify the other of any Program Inventions generated with respect to the Original Compound prior to the Replacement Effective Date. Ownership of such Program Inventions shall be determined in accordance with the terms set forth in Section 10.2 (Program Inventions), and the prosecution and maintenance of any resulting Patent Rights

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

shall be done in accordance with the terms set forth in Section 10.4 (Prosecution and Maintenance). The Parties shall discuss in good faith whether such Program Inventions may be assigned, licensed, or otherwise used in relation to the Replacement Compound, if applicable.
(d)
Regulatory Filings. If Chugai has made any regulatory filings with respect to the Original Compound, such filings shall remain the property of Chugai. Rani shall have the right of reference to or access to (at Chugai’s sole discretion) such regulatory filings, in each case to the extent any data in such regulatory filings are necessary for Rani’s Regulatory Activities with respect to the Device, subject to any regulatory requirements, confidentiality, or Third Party restrictions.
11.7
Limitation. For clarity, the rights granted in this Article 11 (Compound Replacement Option) will apply to any Option Product under Article 13 (Option Rights with Respect to Additional Targets).
12.
First Refusal Rights with Respect to Additional Targets
12.1
First Refusal Right. During a period from the effective date of this Agreement through [*] (the “Additional Rights Period”), if Rani receives a bona fide offer or term sheet from a Third Party that Rani is willing to accept to grant a non-exclusive or exclusive license for any product consisting of the Device containing a compound that targets any Additional Target (“ROFR Product”), on an Additional Target-by-Additional Target basis, Rani shall promptly notify Chugai in writing [*] (“Offer Notice”). Chugai will have [*] upon its receipt of the Offer Notice (“Exercise Period”) to determine whether it wishes to exercise its rights under Section 12.2 (Negotiation of License to ROFR Product) to exclusively negotiate a non-exclusive or exclusive license to develop, manufacture, and commercialize the ROFR Product by providing Rani a written notice indicating its intent to negotiate such license (“Exercise Notice”) [*]. In addition, for purposes of this Article 12 (First Refusal Rights with Respect to Additional Targets), “compound” shall be interpreted consistent with Section 1.31 to include any amino acid sequence selected by Chugai during the Term and any backups and analogs thereof, and changes among such amino acid sequences, backups or analogs shall be treated as the same compound for the applicable Additional Target.
12.2
Negotiation of License to ROFR Product. If Chugai provides Rani with an Exercise Notice within the Exercise Period, then Rani shall provide Chugai with such Third Party bona fide offer or term sheet and Rani agrees to exclusively negotiate in good faith a definitive license agreement with Chugai for the ROFR Product for [*] after receiving the Exercise Notice, subject to additional extensions as mutually agreed to by the Parties (the “Negotiation Period”). The definitive license agreement for the ROFR Product shall include [*] (ii) development milestone payments, sales milestone payments, and royalty payments to be negotiated between the Parties based on the bona fide offer or term sheet received from the Third Party; provided that the negotiated

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

aggregate U.S. Dollar amount of milestone and royalty payments for the ROFR Product is substantially the same as, or higher than, the aggregate U.S. Dollar amount of milestone and royalty payments presented in the bona fide offer or term sheet from the Third Party. [*], for purposes of this Article 12 (First Refusal Rights with Respect to Additional Targets), changes among amino acid sequences, backups, or analogs of the compound targeting the same Additional Target shall be treated as the same compound and shall not, solely due to such changes, trigger duplicate milestone or royalty obligations for the same Additional Target.
12.3
Reinstatement of First Refusal Right. If Chugai fails to provide Rani the Exercise Notice within the Exercise Period or if Chugai and Rani are unable to negotiate a definitive license agreement on mutually agreed terms within the Negotiation Period, then Rani shall be free to negotiate with the Third Party a license with respect to the Additional Target described in the Offer Notice; [*] (b) if Rani does not enter into a definitive agreement with such Third Party within [*], Chugai’s rights pursuant to Section 12.2 (Negotiation for a License to ROFR Product) shall be reinstated on an Additional Target-by-Additional Target basis for the remainder of the Additional Rights Period and Rani shall notify Chugai thereof. .
13.
Option Rights With Respect To Additional Targets
13.1
Option Right. Without limitation to the foregoing, if, during the Additional Rights Period, Chugai desires to obtain a non-exclusive or exclusive license for any product consisting of the Device containing a compound that targets any Additional Target (“Option Product”), on an Additional Target-by-Additional Target basis, Chugai shall notify Rani of its desire in writing (which notice will identify the Additional Target) that it wishes to receive a non-exclusive or exclusive license to develop, manufacture, and commercialize the Option Product (“Option Notice”). Chugai shall have such option right for up to five (5) Additional Targets of Chugai’s choosing. Rani shall invoice Chugai with respect to the Additional Target Fee within [*] of receipt of the Option Notice, and Chugai shall pay the Additional Target Fee within [*] of receipt of the invoice from Rani. For clarity, the Additional Target Fee is payable on an Additional Target-by-Additional Target basis and is not compound-specific; no additional Additional Target Fee will be payable for any subsequent change of the compound targeting the same Additional Target, subject to Article 11 (Compound Replacement Option). [*]. In addition, for purposes of this Article 13 (Option Rights with respect to Additional Targets), “compound” shall be interpreted consistent with Section 1.31 to include any amino acid sequence selected by Chugai during the Term and any backups and analogs thereof, and changes among such amino acid sequences, backups, or analogs shall be treated as the same compound for the applicable Additional Target and shall not trigger an additional Additional Target Fee and shall not constitute a replacement under Article 11 (Compound Replacement Option).
13.2
Grant of License to Option Product. If Chugai provides Rani with an Option Notice and pays Rani the Additional Target Fee pursuant to Section 13.1

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

(Option Right), then the license granted to Chugai under this Agreement shall be automatically extended to the Option Product for each Additional Target. On or after the payment of the Additional Target Fee by Chugai, (i) all references to the “Product” in this Agreement shall be deemed to include the Option Product, (ii) all references to the “Compound” in this Agreement shall be deemed to include a compound that targets any Additional Target and is contained in the Option Product, unless otherwise agreed in writing, (iii) the Parties agree to negotiate in good faith a new scope of exclusivity as set forth in Section 9.9 (Exclusivity) relating to such compound contained in the Option Product, and (iv) Rani will be eligible to receive the same aggregate Dollar amount of Milestone Payments set forth in Section 8.2 (Milestone Payments) for the first achievement of the corresponding Milestone Event by the Option Product, on an Additional Target-by-Additional Target basis, [*]. For clarity, all milestone payment obligations under Section 8.2 (Milestone Payments) with respect to an Additional Target will be determined on an Additional Target-by-Additional Target basis and will not be triggered more than once for the same Additional Target due solely to a change in the compound that targets such Additional Target. Further, for purposes of this Article 13 (Option Rights with respect to Additional Targets), changes among amino acid sequences, backups, or analogs of the compound targeting the same Additional Target shall be treated as the same compound and shall not, solely due to such changes, trigger additional Milestone Payments for the same Milestone Event for that Additional Target.
13.3
Termination of Option Right. Chugai’s option right pursuant to Section 13.1 (Option Right) shall terminate at the earlier of (i) the day Chugai executes a license agreement with Rani for a fifth (5th) Additional Target, or (ii) the expiration of the Additional Rights Period.
14.
Confidentiality and Publications
14.1
Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term and for [*] thereafter, the Party receiving any Confidential Information (the “Receiving Party”) furnished to it by the other Party (the “Disclosing Party”) pursuant to this Agreement shall, and shall cause its officers, directors, employees, and agents to, keep such Confidential Information confidential and shall not publish or otherwise disclose or use such Confidential Information, directly or indirectly, for any purpose other than as provided for in this Agreement. For clarity, any information provided by Rani under Article 18 ([*]), including any [*], and related analyses, will be deemed Confidential Information of Rani, and Chugai may use such information solely to the extent [*] for [*] in connection with this Agreement. Notwithstanding the foregoing, Confidential Information constituting Regulatory Filings owned by Chugai pursuant to Article 5 (Regulatory), Program Data, Compound-Related Product Manufacturing Data, Chugai Device Manufacturing Data, and any other Information developed, owned, or Controlled by Rani or any of its Affiliates (including Licensed Rani Know-How) relating exclusively to the Compound or the Product or the exploitation of any of the

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

foregoing in the Field in the Territory shall be deemed the Confidential Information of Chugai (and Chugai shall be deemed the Disclosing Party and Rani shall be deemed the Receiving Party with respect thereto). Notwithstanding the foregoing, Confidential Information shall not include any information to the extent that it can be established by competent written documentation by the Receiving Party that such information:
(a)
was already known to the Receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), at the time of disclosure;
(b)
was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
(c)
became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party and other than through any act or omission of the Receiving Party in breach of this Agreement; or
(d)
was independently developed by the Receiving Party (without reference to or use of Confidential Information of the Disclosing Party) as demonstrated by documented evidence prepared contemporaneously with such independent development.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

14.2
Authorized Disclosure. Except as prohibited in this Agreement, each Party may disclose Confidential Information of the other Party solely as follows: (i) to the extent such disclosure is to a Governmental Authority as [*] in filing or prosecuting patent, copyright and trademark applications in accordance with this Agreement, prosecuting or defending litigation in accordance with this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement, filing Regulatory Filings, obtaining Regulatory Approval or fulfilling post-approval regulatory obligations for Product, or otherwise as required by Applicable Law; provided, however, that if a Party is required by Applicable Law or the rules of any securities exchange or automated quotation system to make any such disclosure of the other Party’s Confidential Information it shall give reasonable advance written notice to the other Party of such disclosure requirement and, shall [*] secure confidential treatment of such Confidential Information required to be disclosed and compulsory disclosures of such Confidential Information made pursuant to this Section 14.2

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

(Authorized Disclosures) shall not relieve the Receiving Party of its obligations of confidentiality and non-use with respect to such Confidential Information; (ii) to Receiving Party’s, directors, officers, employees, Affiliates, consultants, independent contractors (including Subcontractors), Sublicensees, potential Sublicensees, agents or advisors (including without limitation attorneys, accountants, bankers, financial advisors and members of advisory boards) (collectively, “Representatives”) having a need to know such information for the purposes permitted under this Agreement (including, for Chugai, [*] under Article 18 ([*]) and who have signed, prior to the disclosure of Confidential Information to such Representative, confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein; provided, however, that the Receiving Party shall be responsible for the breach of this Agreement by its Representatives as if such breach were by the Receiving Party itself; (iii) subject to Section 20.3 (Change of Control), to its actual and bona fide potential investors, lenders or other financing sources, acquirors, and licensees for the purpose of evaluating or carrying out an actual or potential investment, loan, financing, acquisition, license, or collaboration, in each case to the extent [*] for the purpose and provided that such disclosure is covered by terms of confidentiality and non-use that are materially consistent with those set forth herein (but this clause (iii) shall not apply to and shall not permit the disclosure of Program Data, Compound-Specific Data, Compound Manufacturing Data, Compound-Related Product Manufacturing Data, Compound-specific Information [*], Chugai Device Manufacturing Data, or Additional Targets by Rani, unless Rani receives the prior written consent of Chugai, or Rani Device Manufacturing Data, Device-Related Product Manufacturing Data, or Device-specific Information [*] by Chugai, unless Chugai receives the prior written consent of Rani); (iv) with respect to Chugai, [*], to the extent necessary for their consolidated accounting and audit process or other similar financial or accounting matters; or (v) to the extent mutually agreed to by the Parties.
14.3
Notification. The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and shall cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.
14.4
Publications and Presentations.
(a)
Publication and Presentation Process. Chugai shall have the right and responsibility to publish and publicly present Program Data or other key results achieved with respect to Product in the Collaboration. Rani shall only have the right to publish or publicly present Program Data or other key results achieved with respect to Product with Chugai’s prior written consent; provided that, once Chugai publishes or publicly presents Program Data or other key results achieved with respect to Product in the Collaboration, then Rani shall have the right to repeat such data or results without consent of Chugai.

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

(b)
Non-Program Data. Subject to the confidentiality provisions in this Agreement, Rani shall have the right to publicly disclose, publish and/or present Oral Delivery Data that is unrelated to the Compound or Product without requiring prior consent of the other Party.
14.5
Terms and Conditions Confidential; Use of Name. Neither Party will disclose the terms and conditions of this Agreement except as may be required by Applicable Law. Each Party shall have the right to issue press releases in regards to this Agreement only with the prior written agreement of the other Party or as required to comply with any Applicable Law or by the rules of any stock exchange or automated quotation system (in the case of such required disclosure, by providing reasonable advance notice to the other Party and reasonably considering comments provided by such other Party). Following issuance of any agreed press releases, each Party may disclose to Third Parties the information contained in such press releases without the need for further approval by the other Party. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 14.5 (Terms and Conditions Confidential; Use of Name) shall not prohibit either Party from making any disclosure identifying the other Party in Regulatory Filings or communications with Governmental Authorities or that, in the opinion of the Disclosing Party’s counsel, is otherwise required by Applicable Law; provided that such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable (and in no event less than [*] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.
14.6
Prior Agreement. This Agreement supersedes [*] (the “Prior Agreement”), with respect to information disclosed thereunder [*]. All confidential information exchanged between the Parties under the Prior Agreement shall be deemed Confidential Information of the Disclosing Party hereunder and shall be subject to the terms of this Agreement.
14.7
Attorney-Client Privilege. Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections.
14.8
Survival. The obligations and prohibitions contained in this Article 14 (Confidentiality and Publications) as they apply to Confidential Information will survive any expiration or termination of this Agreement for a period of [*].

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

15.
Representations, Warranties and Covenants
15.1
Mutual Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party as of the Effective Date as follows:
(a)
It is duly organized and validly existing under the Applicable Law of its jurisdiction of incorporation and it has full corporate or organizational power and authority and has taken all corporate or organizational action necessary to enter into and perform this Agreement;
(b)
This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms; the execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, by which it is bound, nor to its knowledge violate any Applicable Law; and the person or persons executing this Agreement on such Party’s behalf have been duly authorized to do so by all requisite corporate action;
(c)
To its knowledge, no government authorization, consent, approval, license, exemption of or filing or registration with any court or Governmental Authority, under Applicable Law, is or shall be necessary for, or in connection with, the entering into of this Agreement or the transaction contemplated by this Agreement, or (except for FDA, EMA or other regulatory approvals, licenses, clearances and the like necessary for the research, development, manufacture, sales or marketing of pharmaceutical products and except for any required filing with the U.S. Securities and Exchange Commission) for the performance by it of its obligations under this Agreement; and
(d)
It has not been Debarred or the subject of Debarment proceedings.
15.2
Rani Representations and Warranties. Rani hereby represents, warrants and covenants that:
(a)
The Licensed Rani Patents (i) in existence as of the Effective Date are listed on Exhibit 15.2(a), (ii) are, to Rani’s knowledge, subsisting and are not invalid or unenforceable, in whole or in part, (iii) are being diligently prosecuted and maintained in the patent office in which each such Licensed Rani Patent is then-pending or granted in accordance with Applicable Law, and (iv) have been filed and maintained in accordance with applicable patent law and all applicable fees have been paid on or before the due date for payment;
(b)
As of the Effective Date, Rani owns or otherwise Controls all of the rights, title and interest in and to the Licensed Rani Patents, and has the right to grant to Chugai the rights therein purported to be granted to Chugai under this Agreement;

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

(c)
The Development, Manufacture, or commercialization of the Device as contemplated herein will not be subject to any other license or agreement, to which Rani or any of its Affiliates is a party, that would prevent or materially adversely affect (i) Rani’s and/or Chugai’s ability to conduct the contemplated activities of the Collaboration in accordance with this Agreement, or (ii) the rights granted to Chugai hereunder;
(d)
Rani has obtained the right (including under any Patent Rights, trademark rights and other intellectual property rights) to use (including grant Chugai access to use) all Information and all other materials (including any manufacturing processes and procedures) developed or delivered by any Third Party under any agreements between Rani and any such Third Party with respect to the Device and Oral Delivery Technology;
(e)
As of the Effective Date, Rani has not received any written communication from any Third Party (i) challenging the validity of Licensed Rani Patents or the effectiveness or ownership of Rani Licensed IP, or (ii) asserting or alleging that the development, manufacture, use or sale of the Device misappropriates or infringes the rights of such Third Party;
(f)
The Licensed Rani Patents represent all Patent Rights owned, in-licensed or held for use by Rani or its Affiliates that are [*] to exploit the Device and there is no Information owned or in-licensed or held for use by Rani or any of its Affiliates that is [*] to exploit the Device that is not Licensed Rani Know-How;
(g)
To Rani’s knowledge, the conception, development, and reduction to practice of the Licensed Rani Patents and Licensed Rani Know-How, have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person;
(h)
Neither Rani nor any of its Affiliates has entered, and during the Term will not enter, into any agreement, whether written or oral, with respect to, or otherwise assigned, transferred, licensed, conveyed or encumbered its right, title, and interest in or to any Patent Rights or other intellectual property or proprietary right or Information that are related to the use of the Device for the treatment of hemophilia [*] that would (i) prevent or materially adversely affect Rani or Chugai from performing its contemplated activities in the Development, Manufacture, or commercialization of the Device or Product in accordance with this Agreement, or (ii) otherwise conflict with the rights granted to Chugai hereunder;
(i)
All current and former officers, employees, agents and consultants of Rani or any of its Affiliates who are inventors of or have otherwise materially contributed to the creation or development of any Licensed Rani Patent or Licensed Rani Know-How have executed and delivered to Rani or such

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

Affiliate an assignment or other agreement regarding the protection of proprietary information and the assignment to Rani or such Affiliate of any Licensed Rani Patent and Licensed Rani Know-How, the current form of which has been made available for review by Chugai. To Rani’s knowledge, no current officer, employee, agent or consultant of Rani or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Patent Rights or other intellectual property or proprietary Information of Rani or such Affiliate or of any employment contract or any other contractual obligation relating to the relationship of any such Person with Rani;
(j)
The Licensed Rani Know-How has been kept confidential by Rani or has been disclosed to Third Parties only under terms of confidentiality. To Rani’s knowledge no breach of such confidentiality has been committed by any Person;
(k)
The inventions claimed by the Licensed Rani Patents as of the Effective Date (i) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof or any state government or any agency thereof, (ii) are not a “subject invention” as that term is described in 35 U.S.C. § 201(e), (iii) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. part 401 and (iv) are not the subject of any licenses, options or other rights of any other Governmental Authority, within or outside the United States, due to such Governmental Authority’s funding of research and development or otherwise (other than the right to receive payments or any law of general application that applies to personal property generally, e.g., takings laws);
(l)
Rani and its Affiliates have conducted, and their respective contractors and consultants have conducted, all Development of the Device and the Oral Delivery Technology in accordance with Applicable Law, including GMP and GLP;
(m)
To Rani’s knowledge, the research, Development, Manufacture, sale, offer for sale, import or export of the Device does not infringe a Valid Claim of the Patent Rights, or misappropriate any other intellectual property rights, of any Third Party in the Territory;
(n)
Neither Rani nor any of its Affiliates, nor any of its or their respective officers, employees, or agents has made or will make, or will cause Chugai to make, an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority with respect to the Development

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

of the Device or the Product, failed or will fail to disclose, or cause Chugai to fail to disclose, a material fact required to be disclosed to the FDA or any other Governmental Authority with respect to the Development of the Device or the Product, or committed or will commit an act, made or make a statement, or failed or fail to make a statement, or cause Chugai to commit an act, make a statement, or fail to make a statement, with respect to the Development of the Device or the Product that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory; and
(o)
In developing the Device, Rani has not used any employee or contractor who is or has been Debarred or is or has been the subject of Debarment proceedings and neither Rani nor its Affiliates nor any of their respective officers, employees or agents have made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority with respect to the Device and the Oral Delivery Technology, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority with respect to the Device and the Oral Delivery Technology, or committed an act, made a statement or failed to make a statement with respect to the Development of the Device and the Oral Delivery Technology that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory.
15.3
Chugai Representations and Warranties. Chugai hereby represents, warrants and covenants that:
(a)
As of the Effective Date, Chugai owns or otherwise Controls all of the rights, title and interest in and to the Licensed Chugai Patents and has the right to grant to Rani the rights therein purported to be granted to Rani under this Agreement;
(b)
As of the Effective Date, Chugai has not received any written communication from any Third Party (i) challenging the validity of Licensed Chugai Patents or the effectiveness or ownership of Chugai Licensed IP, or (ii) asserting or alleging that the development, manufacture, use or sale of any Compound misappropriates or infringes the rights of such Third Party;
(c)
As of the Effective Date, Chugai has not received any written notice that a Governmental Authority (i) does not, or intends not to, approve the regulatory filing of any Compound for marketing, or (ii) has initiated, or intends

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

to initiate, any investigation or action to withdraw any regulatory filing or regulatory approval with respect to the development, manufacture or commercialization of any Compound;
(d)
To Chugai’s knowledge, the research, development, manufacture, sale, offer to sell, import or export of the Compounds as they exist as of the Effective Date does not infringe a Valid Claim of the Patent Rights, or misappropriate any other intellectual property rights, of any Third Party, other than Patent Rights for which Chugai has a valid license that covers the proposed activities of this Collaboration; and
(e)
In developing the Compounds, Chugai has not used any employee or contractor who is or has been Debarred or is or has been the subject of Debarment proceedings and neither Chugai nor its Affiliates nor any of their respective officers, employees or agents have made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority with respect to the Compounds, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority with respect to the Compounds, or committed an act, made a statement or failed to make a statement with respect to the development of the Compounds that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory.
15.4
Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 15 (REPRESENTATIONS, WARRANTIES AND COVENANTS), CHUGAI AND RANI EXPRESSLY DISCLAIM ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE COLLABORATION, COMPOUNDS, DEVICE, PRODUCT, ORAL DELIVERY TECHNOLOGY, RANI LICENSED IP, CHUGAI LICENSED IP, THIS AGREEMENT, OR ANY OTHER SUBJECT MATTER RELATING TO THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.
15.5
Covenants. Each of the Parties hereby covenants to the other Party as follows:
(a)
It shall not knowingly use in connection with the Development and Manufacture to take place pursuant to this Agreement any employee, consultant or investigator that has been Debarred or the subject of Debarment proceedings;
(b)
It shall carry out its activities hereunder in compliance with Applicable Law (including Applicable Law relating to economic sanctions, bribery, and data privacy); and

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

(c)
It (and, if applicable, its owners, officers, directors, employees and agents) has not and shall not pay, give, offer or promise to pay or give, or authorize the payment, directly or indirectly, of any money or anything of value to any government official or employee (including employees of state-owned institutions) or Third Party, for the purpose of (i) influencing any act or decision of such official or of such government, (ii) inducing that person to do or omit doing any act in violation of his or her lawful duty, (iii) securing an improper advantage, or (iv) influencing such official to use his or her influence with the government to effect or influence the decision of such government, in order to assist such Party or the Collaboration in obtaining or retaining business for or with or directing business to any person; and
(d)
It shall not grant or otherwise transfer any right to any Third Party that conflicts with the rights granted to the other Party hereunder.
16.
Limitations of Liability; Insurance
16.1
Limitations of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE), EVEN IF SUCH PARTY WAS ADVISED OR OTHERWISE AWARE OF THE LIKELIHOOD OF SUCH DAMAGES. The limitations set forth in this Section 16.1 (Limitations of Liability) shall not apply with respect to (i) either Party’s indemnification obligations under Article 17 (Indemnification), (ii) Sections 14.1 (Confidentiality; Exceptions) or 14.2 (Authorized Disclosure), or (iii) gross negligence or willful misconduct of a Party.

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

16.2
Insurance. During the Term and for [*] thereafter each Party shall obtain and maintain comprehensive general liability insurance covering its obligations and activities hereunder, including products liability insurance and coverage for clinical trials, with reputable and financially secure insurance carriers in a form and at levels as customary for a company of its size in the pharmaceutical industry (or, solely with respect to Chugai, reasonable self-insurance sufficient to provide materially the same level and type of protection). Without limiting the foregoing, at least [*] prior to the initiation of any clinical trial by or on behalf of Chugai or its Affiliates or their Sublicensees, Rani shall at its own expense procure and maintain during the Term (and for [*] thereafter) clinical trial liability insurance coverage adequate to cover its obligations hereunder and which is/are consistent with normal business practices of prudent biotechnology or pharmaceutical companies engaged in clinical trials of products at the same stage conducted by Chugai. Additionally, at least [*] prior to First Commercial Sale, Rani shall at its own expense procure and maintain during the Term (and for [*] thereafter) product liability insurance coverage adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent pharmaceutical companies. Such insurance shall not be construed to create a limit of Rani’s liability with respect to its indemnification obligations under this Agreement. Rani will name Chugai as an additional insured party under such insurance policy, and shall provide Chugai with written notice at least [*] prior to the cancellation, non-renewal or a material change in such insurance. Rani shall provide Chugai with a certificate of insurance to evidence Rani’s product liability insurance or other evidence of such insurance, upon request.
17.
Indemnification
17.1
Indemnity.
(a)
Indemnification by Chugai. Chugai shall defend, indemnify, and hold harmless Rani, its Affiliates, and their respective directors, officers, employees and agents (solely to the extent acting within their agency) (collectively, “Rani Indemnitees”), at Chugai’s cost and expense, from and against any and all liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees incurred by any Rani Indemnitees) (collectively, “Losses”) arising out of any Third Party claim, action, lawsuit, or other proceeding (collectively, “Claims”) brought against any Rani Indemnitee by a Third Party to the extent such Losses result from (i) the negligence or willful misconduct of Chugai, its Affiliates or agents in performing under this Agreement, (ii) a breach by Chugai of this Agreement, including any of Chugai’s representations, warranties or covenants in this Agreement, or (iii) Chugai’s, its Affiliate’s or its Sublicensee’s Development, Manufacture or commercialization of any Compound, Device or Product, including product liability related to any Compound; except, in each case, excluding such Losses to the extent they arise from clauses (i), (ii) or (iii) of Section 17.1(b) (Indemnification by Rani).

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

(b)
Indemnification by Rani. Rani shall defend, indemnify, and hold harmless Chugai, its Affiliates, and their respective directors, officers, employees and agents (solely to the extent acting within their agency) (collectively, “Chugai Indemnitees”), at Rani’s cost and expense, from and against any and all Losses (including reasonable legal expenses and attorneys’ fees incurred by any Chugai Indemnitees) arising out of any Claim brought against any Chugai Indemnitee by a Third Party to the extent such Losses result from (i) the negligence or willful misconduct of Rani, or its Affiliates or agents in performing under this Agreement, (ii) a breach by Rani of this Agreement, including any of Rani’s representations, warranties or covenants in this Agreement, (iii) the infringement of the intellectual property or other proprietary rights of any Third Party from Chugai’s or any of its Affiliates or their Sublicensees’ use of the Rani name or Licensed Rani Trademark, or (iv) Rani’s, its Affiliate’s or its Subcontractor’s Development or Manufacture of any Device or Product, including product liability related to any Device; but, in each case, excluding such Losses to the extent they arise from clauses (i), (ii), or (iii) of Section 17.1(a) (Indemnification by Chugai).
17.2
Claim for Indemnification. Whenever any Claim or Loss shall arise for which a Chugai Indemnitee or a Rani Indemnitee (the “Indemnified Party”) may seek indemnification under this Article 17 (Indemnification), the Indemnified Party shall promptly notify the other Party (the “Indemnifying Party”) of the Claim or Loss and, when known, the facts constituting the basis for the Claim; provided, however, that the failure by an Indemnified Party to give such notice or to otherwise meet its obligations under this Section 17.2 (Claim for Indemnification) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. Except as set forth below in this Section 17.2 (Claim for Indemnification), the Indemnifying Party shall have exclusive control of the defense and settlement of all Claims for which it is responsible for indemnification and shall promptly assume defense thereof at its own expense. The Indemnifying Party shall act diligently and in good faith with respect to all matters relating to the settlement or disposition of any Claim as the settlement or disposition relates to the Indemnified Party and shall cause such defense to be conducted by counsel reasonably acceptable to the Indemnified Party. The Indemnified Party may, at its own expense, participate in the defense of a Claim with counsel of its own choosing. The Indemnified Party shall not settle or compromise such Claim for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party is in material breach of its obligation to defend hereunder. In no event shall the Indemnifying Party settle any Claim without the prior written consent of the Indemnified Party if such settlement does not include a complete release from liability on such Claim or if such settlement would involve undertaking an obligation other than the payment of money, would bind or impair the Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of the Indemnified Party is invalid

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

or unenforceable. The Indemnified Party shall reasonably cooperate with the Indemnifying Party at the Indemnifying Party’s expense.
18.
[*]
19.
Term and Termination
19.1
Term. This Agreement shall come into effect as of the Effective Date and, unless terminated pursuant to this Article 19 (Term and Termination), shall remain in effect until it expires (a) on a country-by-country basis, upon the expiration of the Royalty Term in such country and (b) in its entirety, upon the expiration of all Royalty Terms in all countries in the Territory (the “Term”).
19.2
Termination. This Agreement may be terminated as follows:
(a)
Mutual Agreement. The Parties may terminate the Agreement at any time upon mutual written agreement.
(b)
Convenience. Chugai shall have the right to terminate this Agreement at will, in its sole discretion, on not less than [*] prior written notice to Rani.
(c)
Material Breach. If either Party believes that the other Party is in material breach of this Agreement, then such Party may deliver notice of such material breach (specifying the nature of the breach in reasonable detail) to the other Party. If the breaching Party (or its Affiliate) fails to cure such material breach within [*] after the receipt of such notice (or [*] with respect to any failure to pay any undisputed amounts due hereunder), then the other Party shall be permitted to terminate this Agreement by written notice given within [*] after the end of such cure period and effective upon delivery.
(d)
Force Majeure. A Party has the right to terminate this Agreement as set forth in Section 20.8 (Force Majeure).
(e)
Bankruptcy; Insolvency. If either Party (or, if applicable, any controlling Affiliate of such Party) undergoes an Insolvency Event, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.
19.3
Effect of Termination. In the event of any termination (except expiration) of this Agreement, unless otherwise expressly provided herein: (i) any liabilities previously accrued will survive; (ii) each Party shall destroy all Confidential Information of the other Party, provided that (a) each Party shall be permitted to retain copies of such Confidential Information for the sole purpose of performing any continuing obligations or exercising surviving rights hereunder, (b) any Confidential Information that the Receiving Party is required to retain by any Applicable Laws,

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

including laws and regulations providing for a duty to preserve documents for a civil lawsuit may be retained in accordance with such Applicable Laws, (c) digital backup files automatically generated by the Receiving Party’s customary electronic data processing system may be retained and properly stored as confidential files for the sole purpose of backup and will be deleted in accordance with the Receiving Party’s retention policy, and (d) a single copy of the Confidential Information may be retained in the files of the Receiving Party for the sole purpose of determining the scope of obligations incurred by it under this Agreement; in each case of the foregoing, the Receiving Party shall abide by the provisions in Article 14 (Confidentiality and Publications); (iii) Chugai shall promptly wind-down its Development, regulatory, and commercial activities, and if applicable Manufacturing, with respect to Product in a manner compliant with Applicable Law, the duties of a responsible sponsor and industry practice, and Chugai shall continue to abide by the terms of this Agreement with respect thereto until such wind-down is complete, including payment of royalties on any Net Sales of Product; (iv) subject to Section 19.4 (Survival of License to Joint IP), all licenses granted hereunder and, subject to Section 19.5 (Survival of Sublicenses), all sublicenses thereunder shall terminate (except to the extent, and only for so long as, required to complete the wind-down contemplated in clause (iii) above); and (v) Chugai shall pay any reimbursement which Rani is entitled to as of the effective date of termination.
19.4
Survival of License to Joint IP. Notwithstanding anything to the contrary in this Agreement, in the event of expiration or Chugai’s termination of this Agreement other than without cause, the license granted to Chugai under Section 9.1 (License to Chugai) shall convert to, and Rani hereby grants to Chugai an exclusive (even as to Rani, its Affiliates and successors and assigns), sublicensable through multiple tiers, worldwide, fully paid up, perpetual, irrevocable right and license under Rani’s interest in the Joint Program Inventions and the Joint Patent Rights to research, Develop, register, Manufacture, have Manufactured, use, sell, offer for sale, have sold, import, export, commercialize, and market the Product in the Field in the Territory.
19.5
Survival of Sublicenses. In the event of any termination (except expiration) of this Agreement, any sublicenses granted by Chugai or its Affiliates under the Rani Licensed IP in accordance with the terms of this Agreement prior to the effective date of termination of this Agreement shall, upon reasonable written request by the relevant Sublicensee within [*] from the effective date of termination, survive any such termination and such sublicense shall become a direct license from Rani to such Sublicensee, provided that such Sublicensee is in material compliance with the applicable provisions of this Agreement and the terms and conditions of the applicable sublicense, and further provided that in no event will Rani be obligated to fulfill any of Chugai’s obligations under such sublicense.

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

19.6
Rights to Intellectual Property.
(a)
The Parties intend to take advantage of the protections of Section 365(n) (or any successor provision) of the Bankruptcy Code or any analogous provisions in any other country or jurisdiction to the maximum extent permitted by Applicable Law. All rights and licenses now or hereafter granted by Rani to Chugai under or pursuant to any Section of this Agreement are rights to “intellectual property” (as defined in the Bankruptcy Code). If: (a) (i) a case under the Bankruptcy Code is commenced by or against Rani, (ii) this Agreement is rejected as provided in the Bankruptcy Code and (iii) Chugai elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code; then (b) Rani (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) will provide to Chugai a copy of all intellectual property licensed hereunder (to the extent not already previously provided), and agrees to grant and hereby grants to Chugai and its Affiliates a right to access and benefit from, and to obtain a pro rata portion of, any “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code (which will be deemed to include the Licensed Rani Know-How), and all other embodiments of the intellectual property licensed hereunder. Each Party acknowledges and agrees that “embodiments” of intellectual property within the meaning of Section 365(n) include: (c) copies of research and Development Information; (d) laboratory samples; (e) product samples and inventory; (f) formulas; (g) laboratory notes and notebooks; (h) Information related to preclinical and clinical studies; (i) Regulatory Filings (including Regulatory Approvals); (j) rights of reference in respect of Regulatory Filings (including Regulatory Approvals); (k) tangible Information (including the Licensed Rani Know-How, Licensed Chugai Know-How and Information jointly owned by the Parties with respect to Joint Program Inventions and Joint Patent Rights, as applicable); and (l) Device Manufacturing Data, and Device-Related Product Manufacturing Data. Rani will not interfere with the exercise by Chugai or its Affiliates of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agrees to [*] assist Chugai and its Affiliates to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as [*] or desirable for Chugai or its Affiliates or Sublicensees to exercise such rights and licenses in accordance with this Agreement. In addition, in the event clause (a) of this Section 19.6 (Rights to Intellectual Property) applies, to the extent permitted by Applicable Law and reasonably requested by Chugai, Rani shall [*] assign to Chugai (and in such event Chugai shall assume) operational contracts that specifically relate to Product in the Territory and are reasonably required to continue the Development, Manufacture or commercialization of the Product in the Field in the Territory (including [*] to obtain consent for assignment, if required), to the extent permitted under the applicable contract(s). Further, unless and until this Agreement is rejected in any case under the Bankruptcy Code, Rani shall timely

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

perform all of its obligations hereunder or promptly provide all intellectual property (including any embodiment thereof) to Chugai. Notwithstanding anything in this Agreement to the contrary, no rejection of this Agreement by Rani, or any breach of this Agreement by Rani for any reason whatsoever, shall adversely affect or otherwise diminish in any way Chugai’s rights under this Agreement. All rights, powers and remedies of Chugai provided in this Section 19.6 (Rights to Intellectual Property) are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code involving Rani.
(b)
The Parties intend and agree that any sale of Rani’s assets under Section 363 of the Bankruptcy Code shall be subject to Chugai’s rights under Section 365(n), that Chugai cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of Chugai’s rights under this Agreement and Section 365(n) without the express, contemporaneous written consent of Chugai.
(c)
All rights, powers and remedies of Chugai provided in this Section 19.6 (Rights to Intellectual Property) are not in substitution for any other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code). The Parties intend the following rights to extend to the maximum extent permitted by Applicable Law, and to be enforceable under Bankruptcy Code Section 365(n): (a) the right of access to any intellectual property rights (including all embodiments thereof) of Rani or any Third Party with whom Rani contracts to perform an obligation of Rani under this Agreement, and, in the case of any such Third Party, that is [*] for the exploitation of the Device or Oral Delivery Technology or the exercise of any other rights granted to Chugai under this Agreement; (b) the right to contract directly with any Third Party to complete the contracted work; and (c) the right to cure any default under any such agreement with a Third Party and set off the costs thereof against amounts payable to Rani under this Agreement.
19.7
Insolvency. In the event Rani suffers an Insolvency Event, the Parties agree to work together to complete the Manufacturing Technology Transfer to a mutually-agreed CMO as soon as reasonably practicable and Rani shall establish an escrow of intellectual property relevant to the Product, [*].
19.8
Additional Surviving Provisions. In addition and without prejudice to the provisions of Section 19.3 (Effect of Termination) and the provisions that are expressly stated to survive termination, in the event of any termination or expiration of this Agreement the following provisions of this Agreement shall survive: Sections 8.10 (Development and Other Costs) (with respect to costs reasonably incurred prior to such termination or expiration), 8.12 (Audits), 10.2 (Program Inventions), 10.3 (Data),

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

10.5(d) (Cooperation), 10.6 (Defense) (with respect to the activities and time period during the Term of this Agreement), 10.8 (Allocation of Recoveries) (with respect to periods prior to termination), 15.4 (Disclaimer of Warranties), and Articles 14 (Confidentiality and Publications) (except with respect to Section 14.4 (Publications and Presentations)); 16 (Limitations of Liability; Insurance); 17 (Indemnification); 19 (Term and Termination) and 20 (Miscellaneous).
19.9
Additional Rights and Remedies. Termination or expiration of this Agreement are neither Party’s exclusive remedy and will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. Except as set forth in this Article 19 (Term and Termination) and except for any provisions which by their terms survive expiration or termination of this Agreement, all other rights and obligations will terminate upon termination or expiration of this Agreement.
20.
Miscellaneous
20.1
Affiliates. Each Party shall have the right to perform its obligations hereunder through its Affiliates, provided that such Party shall be responsible for its Affiliates’ performance hereunder.
20.2
Assignment. Neither Party may assign or otherwise transfer this Agreement without the prior written consent of the other Party; provided, however, that either Party may assign or transfer this Agreement to its Affiliate, or to a successor in connection with a merger, acquisition, or sale of substantially all its assets to which this Agreement relates. Any assignment not in accordance with this Agreement shall be null and void ab initio. Subject to the foregoing, the rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.
20.3
Change of Control.
(a)
A Party shall give the other Party written notice at least [*] in advance of a potential Change of Control or, if such notice is not permissible for confidentiality reasons, then concurrently with the public announcement or disclosure of a proposed (or actual, if no prior announcement was permissible) Change of Control of the first Party. In such event, the Party experiencing the Change of Control shall Segregate the Product and related Information (including Program Data and Confidential Information of the other Party) from the Pre-Transaction Entities to protect the confidentiality of the Information and other Confidential Information of the other Party.

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

(b)
In the event of any Change of Control of Rani, Chugai shall have the right, in its sole and absolute discretion, by written notice delivered to Rani (or its successor) at any time during the [*] following the written notice contemplated by Section 20.3(a) (Change of Control), to (i) terminate any or all provisions of this Agreement providing for any delivery by Chugai to Rani of Compound or Information relating to activities contemplated by this Agreement, save only for the provisions of Article 8 (Payment) and (ii) require Rani and its Affiliates to Segregate the activities conducted by Rani and its Affiliates (and their successors) under this Agreement from the activities conducted by the Pre-Transaction Entities. For the avoidance of doubt, the rights of Chugai under this Section 20.3(b) shall prevail over Section 20.2 in the event of any conflict.
(c)
Rani covenants that, following a Change of Control of Rani, there shall be no material change in the level or nature of efforts or resources expended by Rani and its Affiliates with respect to, or the qualifications and experience of the personnel assigned to (including with respect to the allocation of their time to), its activities under the Development Plan.
20.4
Governing Law; Jurisdiction. This Agreement shall be governed by, and enforced and construed in accordance with, the laws of the State of New York without regard to its conflicts of law provisions, except as to any issue which depends upon the validity, scope or enforceability of any Patent Right, which issue shall be determined in accordance with the laws of the country in which such patent was issued. Any dispute or claim arising under or relating to this Agreement shall be resolved by arbitration initiated by either Party under the Rules of the International Chamber of Commerce (“ICC”) then in force. The arbitration will be conducted by a panel of [*] arbitrators, none of whom will be a current or former employee or director, or a then-current stockholder, of either Party, their respective then-current Affiliates, or any Sublicensee/sublicensee. Each Party will be entitled to appoint [*] so appointed will nominate the third arbitrator, within [*] of their appointment. If any Party or the co-arbitrators fail to make the appointment as provided herein, the ICC Court of Arbitration will make the appointment in accordance with the ICC Rules. The place of arbitration will be New York, New York, U.S., and the arbitration and all communications and documents relating thereto will be conducted in English. Document production in the arbitration will generally be conducted in accordance with the latest IBA Rules on the Taking of Evidence in International Arbitration. Except to the extent necessary to confirm or enforce an award or to accomplish the purpose of this Agreement, including to exercise its rights and to perform its obligations under this Agreement or as may be required by Applicable Law, the existence, content, or results of an arbitration will be Confidential Information of each of the Parties, and neither a Party nor an arbitrator may disclose such Confidential Information without the prior written consent of the other Party, provided, however, each Party may disclose the content of the award to its Affiliates, Sublicensees and the licensees, employees, agents, consultants, contractors and other representatives who have a legitimate need to know the content of the award

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

or as otherwise permitted under Article 14 (Confidentiality and Publications). The Parties agree that a final judgment in any such arbitration shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. The United Nations Convention for the International Sale of Goods shall not apply to the transactions contemplated herein.
20.5
Construction. The Parties each acknowledge that they have had the advice of counsel with respect to this Agreement, that this Agreement has been jointly drafted, and that no rule of strict construction shall be applied in the interpretation hereof. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. All references herein to Articles, Sections or Exhibits, unless otherwise specifically provided, shall be construed to refer to Articles, Sections or Exhibits of this Agreement. This Agreement has been executed in English, and the English version of this Agreement shall control.
20.6
Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement may be executed by electronic signatures (e.g., using DocuSign) or signatures transmitted by electronic means (e.g., facsimile, email, pdf format), each of which shall be deemed a valid and enforceable signature and means of delivery.
20.7
Entire Agreement. This Agreement, including the attached Exhibits constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and supersedes and merges all prior negotiations, representations, agreements and understandings regarding the same.
20.8
Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, floods, earthquakes, labor strikes, pandemics, acts of war, terrorism or civil unrest (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party in writing (and continues to provide regular status updates to the other Party for the duration of the effect); and further provided that the affected Party shall [*] avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with reasonable dispatch whenever such causes are removed. If a Force Majeure occurs and is continuing such that a Party cannot perform a material obligation under the Agreement for a period of [*], then the other Party has the right to terminate the Agreement on [*] prior written notice (unless performance has resumed prior to such termination).

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

20.9
Equitable Relief. The Parties acknowledge that a breach of this Agreement, including without limitation any unauthorized use of the licensed intellectual property hereunder or disclosure of Confidential Information, may cause irreparable harm for which monetary damages would be an inadequate remedy. Accordingly, the non-breaching Party shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of such breach, in addition to all other remedies available at law or in equity. Nothing in this Section 20.9 (Equitable Relief) is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement, and, notwithstanding any provision to the contrary, neither Party may seek equitable relief in the form of termination or recission of this Agreement.
20.10
Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.
20.11
No Set-Off. Except as otherwise provided in this Agreement, no Party shall have the right to deduct from amounts otherwise payable hereunder any amounts payable to such Party (or its Affiliates) from the other Party (or its Affiliates); provided that in the event of Rani undergoes an Insolvency Event, Chugai may exercise a right of set-off of any and all amounts payable by Chugai to Rani under this Agreement against any damages or costs incurred by Chugai as a result of Rani’s non-performance or breach of its obligations under this Agreement.
20.12
Notices. Any notice required or permitted to be given by this Agreement shall be in writing, in English, and shall be delivered by hand or overnight courier with tracking capabilities or mailed postage prepaid by registered or certified mail addressed as set forth below unless changed by notice so given:

If to Rani: Rani Therapeutics, LLC
2051 Ringwood Ave
San Jose, CA 95131
Attention: Secretary

If to Chugai: Chugai Pharmaceutical Co., Ltd.
1-1 Nihonbashi-Muromachi 2-chome
Chuo-ku, Tokyo 103-8324
Attention: [*]

Any such notice shall be deemed given on the date delivered. A Party may add, delete (so long as at least one person is remaining), or change the person or address to which notices should be sent at any time upon written notice delivered to the other Party in accordance with this Section 20.12 (Notices).

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

20.13
Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute Chugai and Rani as partners, agents or joint venturers, including for Tax purposes. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.
20.14
Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall negotiate in good faith to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
20.15
Third Party Beneficiaries. Except as expressly provided with respect to Rani Indemnitees or Chugai Indemnitees in Article 17 (Indemnification), there are no Third Party beneficiaries intended hereunder and no Third Party shall have any right or obligation hereunder.
20.16
Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any other occasion. No waiver, modification, release or amendment of any right or obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by all Parties hereto.

*********

(Signature page follows)

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

IN WITNESS WHEREOF, the Parties have executed this Collaboration and License Agreement as of the Effective Date.

CHUGAI PHARMACEUTICAL CO., LTD. By: [*]	RANI THERAPEUTICS, LLC By: [*]

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

Exhibit 1.6

[*]

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

Exhibit 3.2

[*]

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

Exhibit 15.2(a)

[*]

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].